                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     /X/ Preliminary Proxy Statement      / / Confidential, for Use of the Com-
                                              mission Only (as permitted by
                                              Rule 14a-6(e)(2))
     / / Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      OKLAHOMA GAS AND ELECTRIC COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):


     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.


     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------


      /X/ Fee paid previously with preliminary materials.


     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

     Oklahoma Gas and Electric Company

     Proxy Statement
     and
     Notice of Annual Meeting
- ----------------------------------------------------

     May 18, 1995



                                                         [LOGO]

CONTENTS


                                                                 NOTICE OF ANNUAL MEETING
                                              PAGE               OF SHAREOWNERS
                                                                 AND PROXY STATEMENT
CHAIRMAN'S LETTER                              1

NOTICE OF ANNUAL MEETING                       2
PROXY STATEMENT                                3                 THURSDAY, MAY 18, 1995, AT 10:00 A.M.
    PROPOSAL NO. 1 - ELECTION OF DIRECTORS     4
         INFORMATION ABOUT DIRECTORS
             AND NOMINEES                      4                 NATIONAL COWBOY HALL OF FAME
         INFORMATION CONCERNING THE                              1700 N.E. 63RD STREET
             BOARD OF DIRECTORS                7                 OKLAHOMA CITY, OKLAHOMA
    EXECUTIVE OFFICERS' REMUNERATION           8
         REPORT OF COMPENSATION
             COMMITTEE ON EXECUTIVE
                  COMPENSATION                 8
         COMPENSATION COMMITTEE
             INTERLOCKS AND INSIDER
                  PARTICIPATION                10
         SUMMARY COMPENSATION
             TABLE                             11
         PENSION PLAN TABLE                    12
    COMPANY STOCK PERFORMANCE                  13
    SECURITY OWNERSHIP                         13
    PROPOSAL NO. 2 - AMENDMENTS TO
         COMPANY'S RESTATED CERTIFICATE
             OF INCORPORATION REMOVING
                 LIMITS ON UNSECURED
                      INDEBTEDNESS             14
    RELATIONSHIP WITH INDEPENDENT
         PUBLIC ACCOUNTANTS                    15
    SHAREOWNER PROPOSALS                       15
    MAP                                        15

                                                                 (LOGO)

Oklahoma Gas and Electric Company
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                  March 29, 1995

DEAR SHAREOWNER:

     You are cordially invited to attend the annual meeting of Oklahoma Gas and Electric Company at 10:00 a.m. on Thursday, May 18, 1995, at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma.

     In addition to the election of three directors, all shareowners will be asked to consider and vote on proposed amendments to the Company's Restated Certificate of Incorporation. The proposed amendments would give the Board of Directors more flexibility in issuing unsecured indebtedness. For the reasons stated in the accompanying Proxy Statement, the Board of Directors believes that the proposed amendments are in the best interests of the Company and its shareowners and recommends a vote "FOR" the proposed amendments.

     Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card in the envelope provided as soon as possible. Your cooperation will be appreciated.

     Those arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on the Company's current operations and outlook.

     Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees of the Company, I want to express our gratitude for your confidence and support.

                                              Very truly yours,

                                              /s/ JAMES G. HARLOW, JR.
                                              JAMES G. HARLOW, JR.
                                              Chairman of the Board
                                              and President

Notice of Annual Meeting
of Shareowners
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held on Thursday, May 18, 1995, at 10:00 a.m. at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, for the following purposes:

     (1)  To elect three directors to serve for a three-year term;

     (2) To consider amendments to the Company's Restated Certificate of Incorporation that would remove limitations on the Company's issuance of unsecured indebtedness; and

     (3) To transact such other business as may properly come before the meeting.

The map on page 15 will assist you in locating the National Cowboy Hall of Fame.

     The Board of Directors has fixed the close of business on March 20, 1995, as the record date for the determination of shareowners entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at the principal offices of the Company at 101 N. Robinson, Oklahoma City, Oklahoma 73102-3405.

                                               /s/ IRMA B. ELLIOTT
                                               Irma B. Elliott
                                               Secretary
Dated: March 29, 1995

- --------------------------------------------------------------------------------

IMPORTANT -- YOUR PROXY CARD IS ENCLOSED IN THIS ENVELOPE

     Shareowners are requested to fill in, sign, date and return the proxy promptly in the enclosed envelope. No postage is required for mailing in the United States. Your cooperation will be greatly appreciated.

- --------------------------------------------------------------------------------

     Proxy Statement

                                                                  March 29, 1995

    The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, on May 18, 1995, at 10:00 a.m. For the convenience of those shareowners who may attend the meeting, a map is printed on page 15 that gives directions to the National Cowboy Hall of Fame. At the meeting, it is intended that the first two items in the accompanying notice be presented. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.


    The Board of Directors solicits your proxy for use at this meeting. You may revoke your proxy at any time before it is exercised by giving written notice of its revocation to the Secretary of the Company or filing with her another proxy as provided by law. All proxies properly executed by shareowners and received by the Company prior to the meeting will be voted and will be voted in accordance with the directions made on the proxy and, if no directions are made, the proxy will be voted in favor of election of the Board's nominees for directors and the proposal to amend the Company's Restated Certificate of Incorporation.



    The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers and regular employees of the Company. Morrow & Co. Inc., New York, New York, will assist in solicitation of proxies and the Company will pay Morrow & Co. Inc. for its proxy solicitation services approximately $12,500 plus expenses. The Company does not expect to pay any additional compensation for the solicitation of proxies; however, brokers and other custodians, nominees, or fiduciaries may be reimbursed for their expenses in forwarding proxy material to principals and obtaining their proxies.



    On March 1, 1995, the Company had outstanding approximately 40,354,387 shares of Common Stock, par value $2.50 per share; 423,663 shares of 4% Cumulative Preferred Stock, par value $20 per share; and the following shares of Cumulative Preferred Stock, par value $100 per share: 50,000 shares of the 4.20% series, 75,000 shares of the 4.24% series, 65,000 shares of the 4.44% series, 75,000 shares of the 4.80% series and 150,000 shares of the 5.34% series.


    The owners of the 4% Cumulative Preferred Stock and Common Stock are entitled to one vote on each matter presented for a vote at the meeting for each $2.50 of par value (eight votes per share as to the 4% Cumulative Preferred Stock, $20 par value, and one vote per share as to the Common Stock, $2.50 par value) of stock held by such owners of record at the close of business on March 20, 1995. Owners of record on March 20, 1995, of the Company's Cumulative Preferred Stock, par value $100 per share, are entitled to one vote per share on the proposal to amend the Company's Restated Certificate of Incorporation, but are not entitled to vote on any other matter intended to be presented at the meeting.


    The Company's 1994 Annual Report to its shareowners, including financial statements for the year 1994, was sent on or about March 29, 1995, to all shareowners of the Company of record on March 20, 1995. The following portions of the Company's 1994 Annual Report are incorporated herein and made a part of this Proxy Statement: (1) the information on page 17 under the caption "Management's Discussion and Analysis," (2) the consolidated financial statements and Report of Independent Public Accountants relating thereto, (3) the information on page 41 under the caption "Interim Consolidated Financial Information (Unaudited)," and (4) the information on page 42 under the caption "Historical Data."

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
- --------------------------------------------------------------------------------

    The Board of Directors consists of nine members with terms expiring on different Annual Meeting dates. Approximately one-third of the members of the Board of Directors are nominated each year to serve as directors for a term of three years. Directors are elected at the Annual Meeting for the terms specified and continue in office until their successors are elected and qualified.

    At the Annual Meeting to be held on May 18, 1995, three persons are to be elected to the Board of Directors for a term expiring at the Annual Meeting in 1998. The following three persons are the nominees of the Board to be elected for such three-year term: Messrs. James G. Harlow, Jr., Bill Swisher, and John
A. Taylor. Each of these individuals is currently a director of the Company whose term as a director is scheduled to expire at the Annual Meeting. Each director serves according to the Company's retirement policy for directors. Accordingly, under the Company's current policy, it is expected that Mr. Taylor will retire from the Board on or about his 70th birthday in April of 1996, at which time the Board may elect a new director to serve the balance of Mr. Taylor's term.


    The enclosed proxy, unless otherwise specified, will be voted in favor of the election as directors of the previously listed three nominees. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. No nominee or director owns more than 0.12% of any class of voting securities of the Company.


    For the nominees described herein to be elected as directors, they must receive a plurality of the votes of shares of Common Stock and 4% Preferred present in person or by proxy and entitled to vote. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote, or otherwise) have no impact on the election of directors, except to the extent the failure to vote for an individual results in the individual receiving fewer votes than another individual.

INFORMATION ABOUT DIRECTORS AND NOMINEES
- --------------------------------------------------------------------------------

    The following contains certain information as of March 1, 1995, concerning the three nominees for directors, as well as the directors whose terms of office do not expire at the Annual Meeting on May 18, 1995.
- --------------------------------------------------------------------------------

NOMINEES FOR ELECTION FOR TERM EXPIRING AT 1998 ANNUAL
MEETING OF SHAREOWNERS


     JAMES G. HARLOW, JR., 60, is Chairman of the Board, President and Chief         [PHOTO]
Executive Officer of the Company, named to the position of President in
1973, named Chief Executive Officer in 1976, and named Chairman in 1982. He serves as a member of the Board of Directors of Fleming Companies, Inc.,
Massachusetts Mutual Life Insurance Company and Associated Electric & Gas
Insurance Services Limited. Mr. Harlow has been a director of Oklahoma Gas and
Electric Company since 1970. He beneficially owns, directly or indirectly,
44,591 shares of Common Stock of the Company.
- ------------------------------------------------------------------------------------------------------

    BILL SWISHER, 64, is Chairman of the Board and Chief Executive Officer of        [PHOTO]
CMI Corporation, a manufacturer of road construction equipment that is located in Oklahoma City, Oklahoma. Mr. Swisher has been a director of
Oklahoma Gas and Electric Company since 1979, and is chairman of the compensation committee and a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 4,739 shares of Common Stock of the
Company. This does not include Mr. Swisher's economic interest in 3,974 common stock units under the Directors' Deferred Compensation Plan. See "INFORMATION
CONCERNING THE BOARD OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
    JOHN A. TAYLOR, 69, is President and majority stockholder of Hiawatha            [PHOTO]
Exploration Company, which is an oil and gas producing company engaged in various oil and gas exploration ventures. He is also President of ComQuest
Exploration Company, a high-technology oil and gas exploration organization.
Both companies are headquartered in Oklahoma City, Oklahoma. Mr. Taylor also has served as an outside director of GTS Corp., Houston, since 1989. At the request of the Board of Directors of GTS Corp., due to the continuing financial problems of GTS Corp., Mr. Taylor served as President of GTS Corp.
from March 1992 to June 1993, for which he received no compensation other than the reimbursement of his expenses. In May 1992, GTS Corp. filed a voluntary petition in bankruptcy. Mr. Taylor has been a director of Oklahoma Gas and
Electric Company since 1977, and is chairman of the nominating committee and a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 2,512 shares of Common Stock of the Company. This does not include
Mr. Taylor's economic interest in 108 common stock units under the Directors'
Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF
DIRECTORS."

- ------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT 1997 ANNUAL MEETING OF SHAREOWNERS

     WILLIAM E. DURRETT, 64, is Chairman of the Board, President and Chief           [PHOTO]
Executive Officer of American Fidelity Corporation, an insurance holding company, and numerous other subsidiaries of American Fidelity Corporation. He serves as Chairman of the Board and director of American Fidelity Assurance
Company, an insurance company wholly-owned by American Fidelity Corporation.
He also serves as a director of BOK Financial Corporation and Oklahoma
Healthcare Corporation. Mr. Durrett has been a director of Oklahoma Gas and
Electric Company since March 1991, and is a member of the audit and compensation committees of the Board. He beneficially owns, directly or indirectly, 1,090 shares of Common Stock of the Company. This does not include
Mr. Durrett's economic interest in 108 common stock units under the Directors'
Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF
DIRECTORS." This also does not include 2,600 shares of Common Stock of the
Company held by a subsidiary of American Fidelity Corporation, for which Mr.
Durrett disclaims beneficial ownership. See "COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION" for a description of transactions in 1994 between the Company and American Fidelity Assurance Company.
- ------------------------------------------------------------------------------------------------------

    H. L. HEMBREE, III, 63, is Chairman of the Executive Committee of                [PHOTO]
Merchants National Bank, Fort Smith, Arkansas. Prior to 1989, he was
Chairman and Chief Executive Officer of Arkansas Best Corporation, a
diversified holding company located in Fort Smith, Arkansas. He has been a director of Oklahoma Gas and Electric Company since 1985, and is a member of the compensation committee of the Board. He beneficially owns, directly or indirectly, 9,242 shares of Common Stock of the Company. This does not include
Mr. Hembree's economic interest in 3,703 common stock units under the
Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD
OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------
    JOHN F. SNODGRASS, 69, is President Emeritus and Trustee of The Samuel           [PHOTO]
Roberts Noble Foundation, Inc. (a not-for-profit charitable organization) in
Ardmore, Oklahoma. He serves as a director of Noble Affiliates Inc., Noble
Drilling Corporation, Investors Trust Company and Exchange National Bank and
Trust Company, Ardmore, Oklahoma and Centaur Pharmaceuticals, Inc., Sunnyvale,
California. Mr. Snodgrass has been a director of Oklahoma Gas and Electric
Company since 1985, and is a member of the compensation and the nominating committees of the Board. He beneficially owns, directly or indirectly, 3,847 shares of Common Stock, 34 shares of 4% Cumulative Preferred Stock and 25 shares of 4.24% Cumulative Preferred Stock of the Company. This does not include Mr. Snodgrass' economic interest in 108 common stock units under the
Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD
OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT 1996 ANNUAL MEETING OF SHAREOWNERS                  [PHOTO]
     HERBERT H. CHAMPLIN, 57, is President of Champlin Exploration, Inc., an
independent oil producer, and President of Enid Data Systems, computer marketers, both located in Enid, Oklahoma. Mr. Champlin has been a director of
Oklahoma Gas and Electric Company since 1982, and is chairman of the audit committee and a member of the nominating committee of the Board. He beneficially owns, directly or indirectly, 2,753 shares of Common Stock of the
Company. This does not include Mr. Champlin's economic interest in 3,167 common stock units under the Directors' Deferred Compensation Plan. See
"INFORMATION CONCERNING THE BOARD OF DIRECTORS." Mr. Champlin also was engaged separately during 1994 as a part of his principal business occupation in the petroleum industry and had interests in oil and gas wells. During 1994, under terms of gas purchase contracts, the Company paid $185,765 to him and his family business interests. The terms of the contracts were no less favorable to the Company than the terms that would have been obtained from other independent producers.
- ------------------------------------------------------------------------------------------------------
    MARTHA W. GRIFFIN, 60, owner of Martha Griffin White Enterprises, is            [PHOTO]
presently engaged in the management of her personal investments, the operation of a ranch and various civic activities. Prior to September 30,
1994, she served as Chairman of the Board of Griffin Television, Inc., located in Oklahoma City, Oklahoma, and Chairman of the Board of Griffin Food Company
(a subsidiary of Griffin Television, Inc.). Mrs. Griffin has been a director of Oklahoma Gas and Electric Company since 1987, and is a member of the audit and nominating committees of the Board. She beneficially owns, directly or indirectly, 2,330 shares of Common Stock of the Company. This does not include
Mrs. Griffin's economic interest in 108 common stock units under the
Directors' Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD
OF DIRECTORS." During 1994, Mrs. Griffin was also a major stockholder of television station KWTV, Channel 9, Oklahoma City, Oklahoma. During 1994, the
Company paid an aggregate of approximately $107,635 to KWTV for showing television commercials of the Company. This television time was purchased by contract with the station, and the rate paid was no less favorable to the
Company than the rate that would have been paid to similar stations in the
Oklahoma City area.
- ------------------------------------------------------------------------------------------------------

    RONALD H. WHITE, M.D., 58, is a practicing cardiologist and is President        [PHOTO]
of Cardiology, Inc. in Oklahoma City. He serves as a member of the Board of
Directors of Baptist Medical Center of Oklahoma City, and was a member of the
Board of Regents of the University of Oklahoma for 14 years. Dr. White has been a director of Oklahoma Gas and Electric Company since 1989, and is a member of the audit committee of the Board. He beneficially owns, directly or indirectly, 400 shares of Common Stock of the Company. This does not include
Dr. White's economic interest in 108 common stock units under the Directors'
Deferred Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF
DIRECTORS."
- ------------------------------------------------------------------------------------------------------


    The information set forth above on share ownership is based on information furnished to the Company by the directors and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
- --------------------------------------------------------------------------------


    The Board of Directors of the Company met on nine occasions during 1994. Each director attended at least 92% of the total number of meetings of the Board of Directors and the committees of the Board on which he or she served.


    COMMITTEES. The committees of the Company's Board of Directors include a compensation committee, an audit committee and a nominating committee. Members of the compensation committee are Bill Swisher, chairman, and Messrs. Durrett, Hembree and Snodgrass. During 1994, the committee met on three occasions to review and make recommendations to the Board of Directors with respect to compensation of principal officers, salary policy for the period, benefit programs for employees, compensation for outside directors for service on the Board and the Board committees, and future objectives and goals of the Company.

    Members of the audit committee are Herbert H. Champlin, chairman, Mrs. Griffin and Messrs. Durrett, Swisher, Taylor and Dr. White. During 1994, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to internal audit procedures, engagement of independent public accountants, their review with the independent accountants of the results of the auditing engagement, and matters having a material effect upon the Company's financial operations.

    Members of the nominating committee are John A. Taylor, chairman, Messrs. Champlin and Snodgrass and Mrs. Griffin. During 1994, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to nominees for election as directors. Similarly, recommendations were made concerning membership of the audit, compensation and nominating committees and rotation of committee assignments among directors. It is expected that the nominating committee will consider nominees recommended by shareowners in accordance with the Company's By-laws. The Company's By-laws provide that a shareowner intending to nominate director candidates for election at an Annual Meeting of Shareowners must deliver written notice thereof to the Secretary of the Company not later than 90 days in advance of the meeting. The notice must set forth certain information concerning such shareowner and the nominee(s), including each nominee's name and address, a representation that the shareowner is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareowner and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareowner, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareowner and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

    DIRECTOR COMPENSATION. In November 1994, the Board of Directors amended the Directors' Deferred Compensation Plan to permit a portion of the cash compensation payable to non-officer directors to be paid in common stock units pursuant to the Plan. This change will permit the Board to cause a significant portion of each non-officer director's compensation to be tied directly to the performance of the Company's Common Stock.

    Compensation of non-officer directors consists of an annual retainer fee of $27,500, of which $2,000 is payable monthly in cash (the same amount that has been paid monthly since August 1994) and $3,500 was deposited in the director's Stock Account under the Deferred Compensation Plan and converted to 106 common stock units based on the closing price of the Company's Common Stock on November 30, 1994. In addition, all non-officer directors receive $1,000 for each Board meeting and $1,000 for each committee meeting attended. Under the Directors' Deferred Compensation Plan, non-officer directors also may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are, at the election of the director, credited to a Dollar Account or a Stock Account or a combination of both, on the date the deferred amounts otherwise would have been paid.

    Amounts credited to the Dollar Account accrue interest approximately equal to the commercial paper rate for established companies. Amounts credited to the Stock Account are converted into common stock units equal in number to the number of shares of the Company's Common Stock which the amounts would purchase based on the fair market value of the Company's Common Stock on the date the amounts would otherwise be paid. The Stock Account is credited on each dividend payment date for the Company's Common Stock with additional common stock units by dividing the aggregate cash dividend which would have been paid if existing common stock units were actual shares of the Company's Common Stock by the fair market value of the Company's Common Stock as of the dividend payment date.

    When an individual ceases to be a director of the Company, all amounts credited under the Plan are paid in cash in a lump sum or installments, with the value of common stock units based on the fair market value of the Company's Common Stock at the time of payment. In addition, amounts that are credited to the Stock Account are automatically transferred to a Dollar Account upon the occurrence of certain mergers and related transactions in which the Company is not the survivor. As an alternative to the foregoing investment options, the Plan permits a non-officer director to have all or any deferred portion of the attendance fees and the cash portion of the annual retainer fee applied to purchase life insurance for the director.

EXECUTIVE OFFICERS' REMUNERATION
- --------------------------------------------------------------------------------

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Set forth below is the Committee's report on compensation paid to executive officers during 1994.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
- --------------------------------------------------------------------------------

    GENERAL. The primary goals of the Committee in setting executive compensation in 1994 were: (i) to provide a total compensation package that enables the Company to attract and retain key executives and (ii) to align the executives' interests with those of shareowners and with Company performance.


    Compensation of the Company's executive officers in 1994 was comprised primarily of salary, awards under the Company's Annual Incentive Compensation Plan, awards under the Company's Restricted Stock Plan, and benefits under the Company's Employees' Retirement Savings Plan and pension plan. As discussed more fully below, part of the compensation paid in 1994 also consisted of payouts under the Annual Incentive Compensation Plan with respect to the Company's 1993 performance. Virtually all employees, including executive officers, are eligible to participate in the Retirement Savings Plan and pension plan. Both the Retirement Savings Plan and pension plan have a supplemental restoration plan that enables executive officers to receive the same benefits that they would have received in the absence of limitations imposed by the federal tax laws on contributions or payouts. In addition, a Supplemental Executive Retirement Plan (the "SERP"), which was adopted in 1993, offers attractive pension benefits to lateral hires. The SERP is not expected to benefit present executive officers generally. In reviewing the benefits under the SERP, Retirement Savings Plan, pension plan and related restoration plans, the Committee seeks to provide participants with benefits generally commensurate with those offered by other utilities of comparable size. The restoration plans for the Retirement Savings Plan and pension plan contain provisions requiring their immediate funding in the event of certain mergers, consolidations or tender offers involving the Company.



    The target level of total compensation of the Company's executives is set generally at approximately the average of the compensation paid to similar executives within the approximately 120 electric utilities included in the Edison Electric Institute Survey (the "Survey Group")(1). In recent years, the Committee has significantly altered the structure of the Company's compensation system and the composition of the individual compensation packages, shifting from a compensation system based in large part on individual performance and continued employment to a compensation system that places a significant portion of compensation at risk dependent on Company performance.


    The first step in the process of switching to a more incentive-based system for executive officers occurred in 1992 with awards of Restricted Stock tied not only to continued employment, but also to the achievement of specified performance targets over a three-year period. The remaining step occurred in 1993 when the Committee froze the salaries of senior executives and implemented the Annual Incentive Compensation Plan. The implementation of the Annual Incentive Compensation Plan was a result of a study by Towers Perrin, at the Committee's request, of the Survey Group that indicated that although the total compensation of the Company's executive officers was commensurate with the total compensation of similar officers within the Survey Group, the Company's executive officers received a greater proportion of their compensation in salary and a lesser proportion in incentive-based awards. Accordingly, in an effort to bring the Company's compensation system more in line with the Survey Group, the salaries of senior executives were frozen at 1992 levels, the Annual Incentive Compensation Plan was implemented and executives received increased incentive-based awards. This process continued in 1994 as salary levels generally remained frozen at 1992 levels. As a result, the potential total cash compensation of the Company's executives, as well as the makeup of that compensation, is more consistent with the average compensation paid to similar executives by corporations in the Survey Group.


    As discussed in last year's Committee Report, the Committee, with the approval of the Board, declined to authorize the payout of any awards under the Annual Incentive Compensation Plan with respect to 1993 performance. The decision to defer the payout of these awards was not the result of poor performance by the Company, but rather resulted from the Company's rate refund and reduction case then-pending before the Oklahoma Corporation Commission. The Company had previously determined not to increase for 1994 the pay schedule for its salaried and non-salaried employees until the rate case had been resolved. The Committee believed it was inappropriate to authorize payments to the executives under those conditions. The rate refund case was concluded in February 1994 and the general salary freeze for salaried and non-salaried employees was lifted in September 1994. Following those two events, the Board determined that it was appropriate to reconsider the payout of these awards and directed the Committee to do so. Based on the same criteria and conditions discussed more fully


- ---------------


(1) While similar, the utilities in the Survey Group are not the same utilities in the Dow Jones Electric Utilities Index utilized in the Stock Performance Graph on page 13. The Survey Group was selected by Towers Perrin and, in the judgment of the Committee, is an appropriate peer group to use for compensation purposes.

below with respect to 1994 awards, on September 13, 1994, the Committee authorized the payout of the 1993 awards. In 1993, the Company's earnings per share ($2.78) and the Company's operating and maintenance expenses were above the threshold or minimum levels, but below the target levels. As a result of the Company's performance and the performance by executive officers of their individual goals, payouts of the 1993 awards ranged from 95% to 105% of the targeted award amounts and from 9.5% to 15% of base salary.

    Due to the Company's rate refund order discussed above and ever-increasing competition in the utility industry, in early 1994 the Company undertook a complete review and redesign of its operations which resulted in downsizing and other cost-cutting measures. As part of this overall effort, in April 1994, the Board of Directors approved a voluntary early retirement program for employees at least 50 years old with at least five years of service. The early retirement program was accepted by three executive officers, including Mr. Bunce, the former Senior Vice President -- Accounting and Administration, who retired from the Company effective August 1, 1994. In order to compensate Mr. Bunce and two other officers of the Company for benefits and other non-cash compensation that they forfeited by accepting the early retirement offer, the Compensation Committee and the Board of Directors authorized lump sum payments to such individuals in amounts ranging from $49,000 to $105,000.

    In 1993, a new Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Under transition rules adopted by the Internal Revenue Service, this new law is not expected to impact the Company with respect to executive compensation paid in 1995. The Committee continues to review the new law and associated regulations, as well as the structure of its salary and various compensation programs, and its present intent is to take appropriate steps to ensure the continued deductibility of its executive compensation.

    ANNUAL INCENTIVE COMPENSATION PLAN. The Annual Incentive Compensation Plan was adopted in late 1992. Through annual awards, the Plan is designed to provide incentives to key management personnel to achieve Company objectives tied directly to profitability. Awards with respect to 1994 performance were made under the Plan to ten employees, including all executive officers, and specified performance goals were established in February 1994. Awards with respect to 1994 performance also were made to five other individuals who were named executive officers during 1994. Payouts of the awards are in cash and are dependent primarily on the achievement of such specified performance goals. In 1994, these goals were based 50% on earnings per share as compared to earnings goals set by the Committee and 50% on operating and maintenance expense per kilowatt-hour, as compared to approximately 25 electric utilities. The amount of the award for each executive officer was expressed as a percentage of base salary (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company goals, to receive from 0% to 150% of such targeted amount. For 1994, the targeted amounts ranged from 15% to 25% of base salary.

    The percentage of the targeted amount that an officer ultimately receives is subject to being increased or decreased by up to 20% at the discretion of the Committee, depending on the individual's achievement of pre-established personal goals approved by the Committee. In no event, however, will any payouts be made unless the specified minimum Company performance goals are satisfied. For 1994, the Company's earnings per share ($3.01) exceeded the threshold, but were below the target levels, while operating and maintenance expenses exceeded the target levels. The Company's performance in 1994 and performance by individuals of their pre-established personal goals resulted in payouts ranging from 121% to 131% of their target amounts and from 18.2% to 31.5% of base salary earned in 1994.

    RESTRICTED STOCK AWARDS. The other significant component of executive compensation in 1994 was awards under the Company's Restricted Stock Plan. The Plan empowers the Committee to make contingent awards of Common Stock ("Restricted Stock") to key employees. Each share of Restricted Stock is subject to a Restricted Period of three or four years during which the share is subject to forfeiture if the recipient of the share ceases to render substantial services to the Company for any reason (other than death, disability or normal retirement) and during which the share may not be transferred. The Committee has the power in the event of certain mergers, consolidations or tender offers involving the Company to lapse all restrictions on shares of Restricted Stock.

    Awards under the Restricted Stock Plan were made at the end of 1994 and were based, as required by the Plan, on the individual's performance during 1994. In evaluating an individual's performance, the Committee considered individual job performance, experience and individual characteristics such as leadership and dedication, with no particular weight given to one factor over another. The Committee also considered the long-term incentives provided to executives in the Survey Group and the amount of the 1994 awards made for each executive officer generally represented the long-term incentives awarded to similar executives by corporations in approximately the 50th percentile of the Survey Group. For 1994, awards of Restricted Stock ranged from 10% to 30% of an executive's base salary. As in prior years, each share of Restricted Stock awarded in 1994 is subject to forfeiture during a Restricted Period. Moreover, as in 1992 and 1993, the shares awarded in 1994 to eight key officers contained a significant additional condition. Such officers generally will be entitled at the end of the Restricted Period of three years to keep the full amount of the shares awarded to them only if the Company during such period meets or exceeds a specific return on equity target as compared to the return on average equity for the approximately 90 electric and combination utility companies shown in the Standard & Poor's Compustat Services Inc. Utility Compustat II, with the officer receiving fewer shares and possibly no shares if such target is not achieved. The Committee's rationale for this additional condition was to continue to reward past service and to align the officers' interests with those of shareowners and, at the same time, to tie the Restricted Stock awards directly to long-term performance by the Company. The amount of shares awarded in 1994 that an officer will ultimately receive will not be determined until the end of 1997. Prior awards of Restricted Stock were not considered by the Committee in making awards in 1994.

    CEO COMPENSATION. The 1994 compensation for Mr. Harlow, the Chief Executive Officer of the Company, consisted of the same components as the compensation for other executive officers. His salary remained frozen at 1992 levels for the same reasons discussed above with respect to the other executive officers, namely that his total potential cash compensation would approximate the average cash compensation for chief executive officers of the companies in the Survey Group. His targeted award under the Annual Incentive Plan was 20% of his base salary (i.e. $100,000), and, as a result of the Company's performance as described above, he received a payout of $131,000, representing 131% of his targeted award, of which 111% was attributable to Company performance and 20% was attributable to his individual performance. At the present time, it is the intent of the Committee to keep Mr. Harlow's salary at its current level for 1995, and to increase his targeted award from 20% to 30% for 1995. Mr. Harlow's Restricted Stock Award was based on his performance in 1994 and a comparison of his award to the long-term compensation of other chief executive officers in the Survey Group. Consideration also was given to Mr. Harlow's 18 years of experience as Chief Executive Officer of the Company, his demonstrated leadership skills and his positive reputation within the community and utility industry. Based on these factors, the Committee determined to grant Mr. Harlow a Restricted Stock award having an approximate value at the date of its grant of 30% of his base salary. As was the case with respect to awards of Restricted Stock to other key officers, Mr. Harlow's ultimate receipt of the shares awarded to him will be dependent upon the Company's achievement of specified return on equity targets during 1995, 1996 and 1997.

    CONCLUSION. The Committee believes that the Company's current executive compensation system serves the interests of the Company and its shareowners effectively. The Committee takes very seriously its responsibilities with respect to the Company's executive compensation system. To this end, the Committee will continue to monitor and revise the compensation policies as necessary to ensure that the Company's compensation system continues to meet the needs of the Company and its shareowners.

                             Compensation Committee

Bill Swisher, Chairman          Hugh L. Hembree, III, member
William E. Durrett, member      John F. Snodgrass, member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
- --------------------------------------------------------------------------------

    Bill Swisher is the Chairman and William E. Durrett, H.L. Hembree, III and John F. Snodgrass are the members of the Compensation Committee. William E. Durrett, also serves as Chairman of the Board and Chief Executive Officer of American Fidelity Corporation and as Chairman of the Board of its subsidiary American Fidelity Assurance Company. In 1994, the Company paid American Fidelity Assurance Company $947,384 (which includes employee contributions) for a long-term disability policy for its employees and $607,675 for services in administering the Company's medical, health and similar benefit plans. The terms of these transactions were no less favorable to the Company than the terms that would have been obtained from similar insurance companies. It is expected that similar transactions will occur in the future.

SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

    The following table provides information regarding compensation to the Company's Chief Executive Officer and four other most highly compensated executive officers for the past three years, as well as one former executive officer who would have been one of the four most highly compensated officers had he not retired before the end of the year.

                                                                                                    Long Term Compensation
                                                                                             ------------------------------------
                                                            Annual Compensation                       Awards              Payouts
                                                   -------------------------------------     ------------------------     -------
                                                                               Other         Restricted    Securities
                                                                               Annual          Stock       Underlying      LTIP
           Name and Principal                      Salary      Bonus(1)     Compensation     Awards(2)      Options/      Payouts
                Position                  Year       ($)         ($)            ($)             ($)         SAR (#)         ($)
         ---------------------            ----     -------     --------     ------------     ---------     ----------     -------
J.G. Harlow, Jr.                          1994     500,000     131,000         0              149,976        0             0
Chairman, President                       1993     500,000      52,500         0              149,976        0             0
 and Chief Executive                      1992     500,000           0         0              149,993        0             0
 Officer

P.J. Ryan                                 1994     295,000      92,925         0               73,739        0             0
Vice Chairman                             1993     295,000      36,875         0               73,728        0             0
                                          1992     295,000           0         0               73,718        0             0

A.M. Strecker                             1994     197,083      51,090         0               39,384        0             0
Senior Vice President                     1993     195,000      20,475         0               38,988        0             0
 Finance and Administration               1992     195,000           0         0               38,980        0             0

S.E. Moore                                1994     162,917      41,920         0               32,579        0             0
Senior Vice President-Law                 1993     160,000      16,800         0               31,968        0             0
 and Public Affairs                       1992     160,000           0         0               31,987        0             0

B.G. Bunce (4)                            1994     113,750      28,665         0                    0        0             0
Senior Vice President                     1993     195,000      19,500         0               38,988        0             0
 Accounting and                           1992     195,000           0         0               38,980        0             0
 Administration

D. L. Young                               1994     112,083      27,720         0               22,388        0             0
Controller                                1993     110,000      11,000         0               21,996        0             0
                                          1992     110,000           0         0               21,983        0             0


                                                                 All Other
           Name and Principal                                 Compensation(3)
                Position                  Year                      ($)
         ---------------------            ----                ---------------
J.G. Harlow, Jr.                          1994                     52,934
Chairman, President                       1993                     55,296
 and Chief Executive                      1992                     50,621
 Officer

P.J. Ryan                                 1994                     27,982
Vice Chairman                             1993                     30,409
                                          1992                     29,006

A.M. Strecker                             1994                     19,557
Senior Vice President                     1993                     20,216
 Finance and Administration               1992                     19,868

S.E. Moore                                1994                     15,334
Senior Vice President-Law                 1993                     13,940
 and Public Affairs                       1992                     13,318

B.G. Bunce (4)                            1994                    122,382
Senior Vice President                     1993                     24,543
 Accounting and                           1992                     22,145
 Administration

D. L. Young                               1994                     11,726
Controller                                1993                     11,837
                                          1992                     18,154

- ---------------

(1) As explained on page 8, on September 13, 1994, the Compensation Committee and the Board of Directors approved the payment of bonuses based on 1993 performance which had been deferred pending the outcome of the Company's rate refund case before the Oklahoma Corporation Commission. Accordingly, amounts shown in the column for 1993 have not previously been reported.

(2) Amounts in this column reflect the market value of the shares of Restricted Stock awarded under the Company's Restricted Stock Plan, based on the closing price of the Company's Common Stock on the date the award was made. The number of shares awarded in 1994, 1993 and 1992 was as follows: (i) Mr. Harlow, 4,562 shares, 4,166 shares and 4,633 shares, respectively; (ii) Mr. Ryan, 2,243 shares, 2,048 shares and 2,277 shares, respectively; (iii) Mr. Strecker, 1,198 shares, 1,083 shares and 1,204 shares, respectively; (iv) Mr. Moore, 991 shares, 888 shares and 988 shares, respectively; (v) Mr. Bunce, 0 shares, 1,083 shares and 1,204 shares, respectively; and (vi) Mr. Young, 681 shares, 611 shares and 679 shares, respectively. In the absence of death, disability or normal retirement, the shares awarded to these individuals in 1994, 1993 and 1992 are subject to forfeiture for three years with the amount the recipient ultimately receives dependent on Company performance, while the shares awarded in prior years vest as follows: 20% at the end of each of the first three years following the year in which granted and 40% at the end of the fourth year following the year in which granted. The total number of shares and market value of Restricted Stock held by each of the named individuals as of December 31, 1994, were as follows: Mr. Harlow, 15,640 shares, $518,075; Mr. Ryan, 7,911 shares, $262,052; Mr. Strecker, 4,374 shares, $144,889; Mr. Moore, 3,592 shares,
     $118,985; and Mr. Young, 2,352 shares, $77,910. Dividends are paid to these individuals on the shares of Restricted Stock owned by them.

(3) Amounts in this column for 1994 reflect: (i) for Mr. Harlow, $22,500 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $30,434 (insurance premiums); (ii) for Mr. Ryan, $13,275 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $14,707 (insurance premiums); (iii) for Mr. Strecker, $8,841 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $10,716 (insurance premiums); (iv) for Mr. Moore, $5,892 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $9,442 (insurance premiums); (v) for Mr. Bunce, $5,119 (Retirement Savings Plan), $12,263 (insurance premiums) and $105,000 for benefits and non-cash compensation (primarily restricted stock) forfeited by his acceptance of the Company's early retirement program; and (vi) for Mr. Young, $5,016 (Retirement Savings
     Plan) and $6,710 (insurance premiums). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies.

(4)  Mr. Bunce retired effective August 1, 1994.

    To the extent the table shows zeros for bonuses, other annual compensation, stock options, stock appreciation rights or payouts under long-term incentive plans for a particular year, these forms of compensation were not provided to executive officers in such year or, in the case of other annual compensation, the amounts were below the threshold required for disclosure under the SEC's rules.

PENSION PLAN TABLE
- --------------------------------------------------------------------------------

    The Company maintains a qualified non-contributory Retirement Plan covering all employees of the Company who have completed one year's service. Subject to limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), benefits under the Retirement Plan are based upon the five highest consecutive years of cash compensation (which for the executives named in the Summary Compensation Table prior to 1993 has consisted solely of salaries and for 1993 and 1994 consists of salary and bonus) during an employee's last ten years prior to retirement and length of service. Social Security benefits are deducted in determining benefits payable under the Plan. Remuneration covered by the Plan includes salaries, bonuses and overtime pay. Retirement benefits are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age who have completed five or more years of service before terminating their employment and to participants after reaching retirement age upon total and permanent disability. As indicated above, the benefits payable under the Plan are subject to maximum limitations under ERISA. Should benefits at the time of retirement exceed the then permissible limits of ERISA, the Retirement Restoration Plan will provide benefits through a lump-sum distribution actuarially equivalent to the amounts that would have been payable annually under the Retirement Plan but for the ERISA limits. The Company funds the estimated benefits payable under the Retirement Restoration Plan through contributions to a trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan.

    The following table sets forth the estimated annual benefits payable upon normal retirement under the Company's Retirement Plan and Retirement Restoration Plan to persons in the remuneration classification specified.

- --------------------------------------------------------------------------------


    AVERAGE                                           YEARS OF SERVICE AT RETIREMENT
 COMPENSATION       ---------------------------------------------------------------------------------------------------
5 HIGHEST YEARS        10           15           20           25           30           35           40           45
- ---------------     --------     --------     --------     --------     --------     --------     --------     --------
   $ 100,000        $ 13,601     $ 20,401     $ 27,202     $ 34,002     $ 40,802     $ 47,603     $ 54,403     $ 61,204
   $ 125,000        $ 17,351     $ 26,026     $ 34,702     $ 43,377     $ 52,052     $ 60,728     $ 69,403     $ 78,079
   $ 150,000        $ 21,101     $ 31,651     $ 42,202     $ 52,752     $ 63,302     $ 73,853     $ 84,403     $ 94,954
   $ 175,000        $ 24,851     $ 37,276     $ 49,702     $ 62,127     $ 74,552     $ 86,978     $ 99,403     $111,829
   $ 200,000        $ 28,601     $ 42,901     $ 57,202     $ 71,502     $ 85,802     $100,103     $114,403     $128,704
   $ 225,000        $ 32,351     $ 48,526     $ 64,702     $ 80,877     $ 97,052     $113,228     $129,403     $145,579
   $ 250,000        $ 36,101     $ 54,151     $ 72,202     $ 90,252     $108,302     $126,353     $144,403     $162,454
   $ 300,000        $ 43,601     $ 65,401     $ 87,202     $109,002     $130,802     $152,603     $174,403     $196,204
   $ 350,000        $ 51,101     $ 76,651     $102,202     $127,752     $153,302     $178,853     $204,403     $229,954
   $ 400,000        $ 58,601     $ 87,901     $117,202     $146,502     $175,802     $205,103     $234,403     $263,704
   $ 450,000        $ 66,101     $ 99,151     $132,202     $165,252     $198,302     $231,353     $264,403     $297,454
   $ 500,000        $ 73,601     $110,401     $147,202     $184,002     $220,802     $257,603     $294,403     $331,204
   $ 550,000        $ 81,101     $121,651     $162,202     $202,752     $243,302     $283,853     $324,403     $364,954
   $ 600,000        $ 88,601     $132,901     $177,202     $221,502     $265,802     $310,103     $354,403     $398,704
   $ 650,000        $ 96,101     $144,151     $192,202     $240,252     $288,302     $336,353     $384,403     $432,454
   $ 700,000        $103,601     $155,401     $207,202     $259,002     $310,802     $362,603     $414,403     $466,204
   $ 750,000        $111,101     $166,651     $222,202     $277,752     $333,302     $388,853     $444,403     $499,954


- --------------------------------------------------------------------------------

    As of December 31, 1994, the credited years of service for the individuals listed in the remuneration table on page 11 are as follows: J. G. Harlow, Jr. - 33 years; P. J. Ryan - 33 years; A. M. Strecker - 23 years; S. E.
Moore - 20 years; and D. L. Young - 31 years. Mr. Bunce retired from the Company effective August 1, 1994 after 44 years of service and received benefits under the Retirement Restoration Plan.

    In 1993, the Company adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded supplemental plan that is not subject to the benefits limit imposed by ERISA. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant's average cash compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Company's Retirement and Restoration Plans described above and by amounts received under pension plans from other employers. None of the individuals listed in the remuneration table on page 11 is expected to receive benefits under the SERP at normal retirement as the benefits payable to such individuals under the Company's Retirement and Restoration Plans are expected to exceed the benefits payable under the SERP.

COMPANY STOCK PERFORMANCE
- --------------------------------------------------------------------------------

    The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Dow Jones Equity Market Index and the Dow Jones Electric Utilities Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.

                                                              Dow Jones        Dow Jones
         Measurement Period                                 Equity Market        Electric
        (Fiscal Year Covered)                 OG&E             Index          Utilities Index
        ---------------------                 ----          -------------     ---------------
1989                                          100                100                100
1990                                          107                 96                102
1991                                          129                127                132
1992                                          108                138                141
1993                                          126                152                158
1994                                          122                153                138

SECURITY OWNERSHIP
- --------------------------------------------------------------------------------

    Information regarding ownership of the Company's stock by each of the Directors of the Company is set forth under "INFORMATION ABOUT DIRECTORS AND NOMINEES." The following table shows the number of shares of the Company's Common Stock and Preferred Stock beneficially owned on March 1, 1995, by each of the named Executive Officers and by all Executive Officers and Directors as a group:


                                                     Number of Common Shares(1)       Number of Preferred Shares(1)
                                                     --------------------------       -----------------------------
J.G. Harlow, Jr.                                                44,591                               0
P.J. Ryan                                                       30,799                               0
A.M. Strecker                                                   18,471                               0
S.E. Moore                                                      16,459                               0
B.G. Bunce                                                      17,448                               0
D.L. Young                                                       9,153                              53

All Executive Officers and
Directors as a group
(20 persons)                                                   184,152                             112



(1) Mr. Harlow's ownership of Common Stock represents less than 0.12% of the outstanding Common Stock. Ownership by each other executive officer is less than 0.1% of the class, by each other director is less than 0.04% of the class and, for all executive officers and directors as a group, is less than 0.5% of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 122,806 shares of Common Stock representing their interest in shares held under the Company's Employees' Stock Ownership Plan, Retirement Savings Plan and Restricted Stock Plan, for which in certain instances they have voting power but not investment power.


    The foregoing information on share ownership is based on information furnished to the Company by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

    Under federal securities laws, the Company's directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in the Company's common and preferred stocks and subsequent acquisitions, dispositions or other transfers of interest in such securities. The Company is required to disclose whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. To the Company's knowledge, all of the Company's directors and officers subject to such reporting obligations have satisfied their reporting obligations in full except for William E. Durrett, Donald R. Rowlett and James R. Hatfield. Mr. Durrett filed one report after the due date relating to one transaction involving Company securities which were owned by a corporation with which Mr. Durrett is associated. Messrs. Rowlett and Hatfield became executive officers this year and filed their required initial reports of ownership after the due date for such reports.

PROPOSAL NO. 2 - AMENDMENTS TO RESTATED CERTIFICATE OF
INCORPORATION REMOVING LIMITS ON UNSECURED INDEBTEDNESS
- --------------------------------------------------------------------------------

    Under Article VII of the Company's Restated Certificate of Incorporation (the "Articles"), the holders of the Company's (i) Cumulative Preferred Stock, par value $100 per share ("$100 Preferred"), (ii) Cumulative Preferred Stock, par value $25 per share ("$25 Preferred"), and (iii) 4% Cumulative Preferred Stock, par value $20 per share ("4% Preferred", and, together with the $100 Preferred and the $25 Preferred, the "Preferred Stock") have special voting rights with respect to certain matters, including among others the amendment of the Articles to authorize any prior ranking stock, the issuance of Preferred Stock unless certain coverage tests are met, and the issuance of unsecured indebtedness unless certain coverage tests are met.

    Specifically, Article VII(5)(a) provides that the approval of a majority of each of the $100 Preferred, $25 Preferred and 4% Preferred, each voting separately as a class, is required for the Company to:

        Issue or assume any unsecured notes, debenture or other securities representing unsecured indebtedness for any purpose other than the refunding of secured or unsecured indebtedness theretofore created or assumed by the corporation and then outstanding, or the retiring, by redemption or otherwise of shares of the [Preferred Stock], or shares of any stock ranking prior thereto or pari passu with the [Preferred Stock] as to dividends or liquidation rights, if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the corporation and then outstanding would exceed 20% of the aggregate of (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the corporation and then outstanding, and (ii) the total of the capital and surplus of the corporation, as then recorded on its books.

    The proposed amendments would eliminate the special voting rights contained in clause (a) and thereby enable the Company to incur unsecured indebtedness without a shareowner vote. The amendments are intended to increase the flexibility of the Board of Directors in obtaining financing on the best possible terms for the Company. Historically, the Company's long-term debt financing generally has been accomplished through the issuance of first mortgage bonds (secured debt financing) pursuant to the Company's Trust Indenture (the "First Mortgage Indenture"). All of the first mortgage bonds issued by the Company pursuant to the First Mortgage Indenture are secured by a first priority lien on substantially all of the Company's properties. In light of the increasingly competitive pressures in the utility industry and the financial markets, the Board of Directors believes it is in the Company's best interests to have maximum flexibility with respect to obtaining future financing to meet the Company's needs. The elimination of the special voting rights with respect to the issuance or assumption of unsecured indebtedness would provide the Company with the ability to obtain the best terms available in the debt markets. This should result in long-term benefits for all the Company's shareowners, including the owners of the Preferred Stock.

    Even though removal of the special voting rights would permit the Company to issue a greater amount of unsecured debt, the Company does not have any present intention to issue an aggregate amount of debt greater than it otherwise would be permitted to issue. In other words, the total amount of secured and unsecured debt intended to be issued and outstanding would not exceed the total amount of secured and unsecured debt currently permitted by the Articles and the First Mortgage Indenture; instead, unsecured debt would become a more significant component of the overall debt of the Company.

    Moreover, adoption of the proposed amendments would not remove all restrictions on the Company's issuance of debt securities. As a regulated utility, the issuance of any securities by the Company would continue to be subject to the prior approval of the Oklahoma Corporation Commission (with respect to securities maturing in more than one year) or the Federal Energy Regulatory Commission (with respect to securities maturing in one year or less). Consequently, although the removal of the special voting rights will increase the flexibility of the Company by removing a limitation on the amount of unsecured debt that the Company is permitted to issue, it is not intended that the overall debt capacity levels would be increased, and, in any event, the issuance of any debt securities will continue to be reviewed by regulatory agencies.

    VOTE REQUIRED. Currently there are no shares of $25 Preferred outstanding. Therefore, adoption of the proposed amendments requires the affirmative vote of the owners of: (i) at least a majority of the outstanding Common Stock, voting separately as a class, (ii) two-thirds of the outstanding 4% Cumulative Preferred Stock, par value $20 per share, voting separately as a class, and
(iii) two-thirds of the outstanding Cumulative Preferred Stock, par value $100 per share, voting separately as a class. Abstentions from voting are treated as votes against, while broker nonvotes are treated as shares not voted.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS.

RELATIONSHIP WITH INDEPENDENT
PUBLIC ACCOUNTANTS
- --------------------------------------------------------------------------------

    During 1994, Oklahoma Gas and Electric Company engaged Arthur Andersen LLP as its independent public accountants. The Board of Directors has appointed Arthur Andersen LLP as the independent public accountants for the Company for 1995. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareowners and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareowners at the meeting.

SHAREOWNER PROPOSALS
- --------------------------------------------------------------------------------

    Any shareowner proposal intended to be presented at the Annual Meeting in 1996 must be received by the Company on or before November 30, 1995, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 1996 proxy statement.

                    LOCATION OF NATIONAL COWBOY HALL OF FAME
- --------------------------------------------------------------------------------


                                    [MAP]

        OG&E [LOGO]                            OKLAHOMA GAS AND ELECTRIC COMPANY
                                                   Annual Meeting of Shareowners
                                                                    May 18, 1995

P          The undersigned hereby appoints James G. Harlow, Jr., Herbert H.
      Champlin, and Bill Swisher, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of
R Oklahoma Gas and Electric Company held of record by the undersigned on March 20, 1995, at the Company's Annual Meeting of Shareowners to be held on May 18, 1995, and at all adjournments thereof, on all matters coming before said meeting.
O
           THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS NUMBERED 1 AND 2 ON THE REVERSE SIDE OF THIS PROXY CARD.
X


        ------------------------------------------------------------------------
Y PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST sign and return your proxy in order to have shares voted at the meeting.
        ------------------------------------------------------------------------

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW.  EACH JOINT OWNER SHOULD SIGN.  ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR
OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.
- ------------------------------------------------------
 PROXY      TOTAL COMMON SHARES      PREFERRED SHARES
NUMBER     INCLUDING REINVESTMENT                                        The Board recommends a vote FOR the proposals numbered
           PLAN AND CUSTOMER STOCK                                   1 and 2 below.
                   PLAN
                                                                     1.  Election of Directors.
- ------------------------------------------------------                   NOMINEES:
                                                                         James G. Harlow, Jr.; Bill Swisher; John A. Taylor
X                                            /    / 95                   / /FOR all nominees            / /WITHHOLD AUTHORITY
- ------------------------------------------------------                      (list exceptions below).       to vote for all nominees.
            Signature of Shareowner          Date
                                                                     --------------------------------------------------------------
X                                            /    / 95               Instruction:  To withhold authority to vote for any individual
- ------------------------------------------------------               nominee, write that nominee's name on the line above.
            Signature of Shareowner          Date
                                                                     2.  Proposal to amend Restated Certificate of Incorporation removing limits on unsecured indebtedness.
                                                                         / /For          / /Against          / /Abstain

                                                                     3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
                                                                         meeting.

MANAGEMENT'S DISCUSSION AND ANALYSIS                                    APPENDIX

OVERVIEW

                                                                                                  PERCENT CHANGE
                                                                                                  FROM PRIOR YEAR
                                                                                                ------------------
(THOUSANDS EXCEPT PER SHARE AMOUNTS)         1994             1993              1992            1994       1993
==================================================================================================================
Operating revenues  . . . . . . . . .    $1,355,168       $1,447,252       $1,314,984           (6.4)         10.1
Earnings available for common stock .    $  121,468       $  111,960       $   97,395            8.5          15.0
Average shares outstanding  . . . . .        40,344           40,328           40,310             --            --
Earnings per average common share . .    $     3.01       $     2.78       $     2.42            8.3          14.9
Dividends paid per share  . . . . . .    $     2.66       $     2.66       $     2.66             --           --
==================================================================================================================

  Earnings for 1994 increased significantly from $2.78 per share in 1993 to $3.01 per share in 1994. This improvement in earnings occurred despite the order in February 1994 from the Oklahoma Corporation Commission (the "Commission"), which effectively reduced OG&E's rates to its Oklahoma customers by approximately $17 million annually. The Commission's order also required OG&E to refund $41.3 million to its customers. The refund had only a slight impact on 1994 results as approximately $39.1 million of the refund had been recorded in 1993 and 1992.

  In 1994, the Company restructured and redesigned its operations to reduce costs in order to more favorably position itself for the competitive electric utility environment. As part of this process, the Company implemented a Voluntary Early Retirement Package ("VERP") and a severance package in 1994. Those two programs reduced the Company's workforce by more than 900 employees.

  In the third quarter of 1994, OG&E deferred the costs associated with the VERP and severance package, pending a Commission order. Labor savings in 1994 approximated the amortization of the deferred amount and therefore, did not significantly impact 1994 results. However, approximately $6.5 million in other restructuring expenses reduced 1994 earnings by $0.10 per share. At December 31, 1994, the deferred amount was $48.9 million, which is included on the Consolidated Balance Sheets as Deferred Charges - Other. In response to an application filed by OG&E on August 9, 1994, the Commission issued an order on October 26, 1994, that permitted the Company to amortize the December 31, 1994, balance of the regulatory asset over 26 months and reduced OG&E's electric rates by approximately $15 million annually, effective January 1995. In 1995 and 1996, the labor savings are expected to substantially offset the amortization of the regulatory asset and the annual rate reduction of $15 million. See Note 10 of Notes to Consolidated Financial Statements for a further discussion of the Commission's orders in February and October 1994.

  The dividend payout ratio (expressed as a percentage of earnings available for common) improved in 1994 to 88 percent as compared to 96 percent for 1993. The Company's long-term goal is to achieve a dividend payout ratio of 75 percent based on long-term earnings expectations.

  The following discussion and analysis presents factors which had a material effect on the Company's operations and financial position during the last three years and should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Trends and contingencies of a material nature are discussed to the extent known and considered relevant.

EARNINGS

  In 1994, earnings per share increased $0.23, or 8.3 percent from those reported in 1993. The increase resulted primarily from increased retail electric kilowatt-hour sales in 1994 and less impact than in 1993 from the Commission's February 1994 rate order. The 1993 increase in earnings was attributable almost in its entirety to increased retail electric sales from more normal weather in the Company's service territory, which more than offset the provision for rate refund recorded in 1993 ($0.32 per share) related to the Commission's refund order in February 1994.

RESULTS OF OPERATIONS

REVENUES                                                                                         PERCENT CHANGE
                                                                                                 FROM PRIOR YEAR
                                                                                              -------------------
(THOUSANDS)                                        1994           1993             1992        1994         1993
=================================================================================================================
Sales of electricity to OG&E customers  . .   $ 1,188,550     $  1,242,964    $  1,149,894     (4.4)         8.1
Provision for rate refund . . . . . . . . .        (3,417)         (14,963)        (18,000)       *            *
Sales of electricity to other utilities . .        11,765           54,815          62,099    (78.5)       (11.7)
Enogex  . . . . . . . . . . . . . . . . . .       158,270          164,436         120,991     (3.7)        35.9
- ------------------------------------------------------------------------------------------
  Total operating revenues  . . . . . . . .   $ 1,355,168     $  1,447,252    $  1,314,984     (6.4)        10.1
=================================================================================================================
System kilowatt-hour sales  . . . . . . . .    20,642,675       20,201,533      19,236,843      2.2          5.0
Kilowatt-hour sales to other utilities            556,765        3,103,977       4,141,084    (82.1)       (25.0)
- ------------------------------------------------------------------------------------------
  Total kilowatt-hour sales   . . . . . . .    21,199,440       23,305,510      23,377,927     (9.0)        (0.3)
=================================================================================================================

* Not meaningful


  In 1994, approximately 88 percent of the Company's revenues consisted of regulated sales of electricity as a public utility, while the remaining 12 percent was provided by the non-utility operations of the Company's wholly-owned subsidiary, Enogex Inc. and its subsidiaries (collectively "Enogex"). Revenues from sales of electricity are somewhat seasonal, with a large portion of the Company's annual electric revenues being derived during the summer months when the electricity needs of its customers increase. Enogex's primary operations consist of transporting natural gas through its intra-state pipeline to various customers (including OG&E), buying and selling natural gas to third parties, selling natural gas liquids extracted by its natural gas processing plants and investing in natural gas exploration and production activities. Actions of the regulatory commissions that set OG&E's electric rates will continue to affect the Company's financial results. The commissions also have the authority to examine the appropriateness of OG&E's recovery from its customers of fuel costs, which include the transportation fees that OG&E pays Enogex for transporting natural gas to OG&E's generating units.

  Overall, 1994 operating revenues decreased $92.1 million, or 6.4 percent, primarily due to recovery of substantially reduced fuel costs, a significant reduction in kilowatt-hour sales to other utilities, milder weather and lower revenue from Enogex businesses. Partially offsetting the impact of these reductions was a 2.2 percent growth in kilowatt-hour sales to OG&E customers ("system sales"). The 1994 rate reduction did not significantly affect 1994 revenues when compared to 1993, due to the increased system sales in 1994, and since 1993 revenues reflected a $15 million provision for rate refund.

  Enogex revenues decreased 3.7 percent in 1994. Primary factors for the decreases were lower natural gas prices, slightly lower volumes of natural gas sold by Enogex and lower transportation fees on gas transported for OG&E. These decreases were only partially offset by increased sales of natural gas liquids.

  During 1993, operating revenues increased $132.3 million or 10.1 percent compared to 1992. Increased system sales, the recovery of higher purchased power costs and Enogex accounted for the increased revenues. These increases were only partially offset by the Commission's rate order in February 1994, which reduced 1993 operating revenues by approximately $15 million.

  A return to near normal weather and continued slight customer growth contributed to the increase in system sales for 1993. This increase in system sales was partially offset by a 25.0 percent decrease in sales to other utilities; causing total kilowatt-hour sales to be down by 0.3 percent for 1993. However, sales to other utilities are at much lower prices per kilowatt-hour and have less impact on operating revenues and income than system sales.

  Enogex's 1993 revenues increased due to higher prices on natural gas sales and increased sales of petroleum products.

EXPENSES AND OTHER ITEMS                                                                        PERCENT CHANGE
                                                                                                FROM PRIOR YEAR
                                                                                              -------------------
(DOLLARS IN THOUSANDS)                       1994             1993              1992           1994          1993
=================================================================================================================
Fuel  . . . . . . . . . . . . . .        $  263,329       $  383,207       $  377,575         (31.3)          1.5
Purchased power . . . . . . . . .           228,701          218,689          182,230           4.6          20.0
Gas purchased for resale (Enogex)           114,044          140,311           97,486         (18.7)         43.9
Other operation and maintenance .           284,194          274,988          266,061           3.3           3.4
Restructuring . . . . . . . . . .            21,035               --               --              *            *
Depreciation  . . . . . . . . . .           126,377          119,543          110,700           5.7           8.0
Taxes . . . . . . . . . . . . . .           117,022          115,361          103,928           1.4          11.0
- -------------------------------------------------------------------------------------
   Total operating expenses . . .        $1,154,702       $1,252,099       $1,137,980          (7.8)         10.0
=================================================================================================================

* Not meaningful

  Total operating expenses decreased $97.4 million, or 7.8 percent in 1994, due to reduced fuel costs for the production of electricity and decreases in both quantities and prices of gas purchased for resale by Enogex. These reductions were partially offset by the cost of restructuring and increases in purchased power and depreciation.

  The Company's generating capability is almost evenly divided between coal and natural gas and provides the flexibility to use either fuel to the best economic advantage for the Company and its customers. During 1994, fuel costs decreased approximately $120.0 million, or 31.3 percent, due to renegotiated coal and transportation contracts, lower natural gas usage and a 15.9 percent reduction in the volume of kilowatt-hours generated (due to economic purchases of power from other utilities and a reduction in sales to other utilities). In 1993, fuel expense increased approximately $5.6 million, or 1.5 percent, primarily due to increased prices of gas used in the generation of electricity, which more than offset a 3.5 percent reduction in consumption of natural gas used to generate electricity.

  Purchased power costs amounted to $228.7 million in 1994, up from $218.7 million and $182.2 million, in 1993 and 1992, respectively. The $10.0 million increase in 1994 resulted from economic purchases of power from other utilities, while the $36.5 million increase in 1993 resulted from price escalation provisions contained in certain cogeneration contracts. As required by the Public Utility Regulatory Policy Act of 1978 ("PURPA"), the Company must currently purchase power from qualified cogeneration facilities. In 1998, another qualified cogeneration facility is scheduled to become operational and the Company is obligated to purchase up to 100 megawatts of capacity from this facility as well. See related discussion of purchased power in Note 9 of Notes to Consolidated Financial Statements.

  Variances in the actual cost of fuel used in electric generation and certain purchased power costs, as compared to that component in cost-of-service for ratemaking, are passed through to OG&E's electric customers through automatic fuel adjustment clauses. The automatic fuel adjustment clauses are subject to periodic review by the Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC").

  Even though increases and decreases are passed through to customers, in 1993 the Company began utilizing a natural gas storage facility which helps OG&E lower fuel costs and receive greater value from its remaining take-or-pay gas contracts. By diverting natural gas into storage, OG&E is able to use as much coal as possible to generate electricity, and use gas from storage when needed to meet increases in demand for electricity. The higher level of fuel inventories at the end of 1994 was attributable to increased usage of the natural gas storage facility and the relatively low level of fuel inventories at the end of 1993 was due to significant Kilowatt-hour sales to other utilities.

  The Company has initiated numerous other ongoing programs that have helped reduce the cost of generating electricity over the last several years. These programs include: 1) spot market purchases of coal; 2) renegotiated contracts for coal, gas, railcar maintenance and coal transportation; and 3) a heat rate awareness program to produce kilowatt-hours with less fuel. Reducing fuel costs helps OG&E remain competitive, which in turn helps OG&E's electric customers remain competitive in a global economy.

  Enogex's gas purchased for resale decreased $26.3 million or 18.7 percent for 1994 compared to an increase of $42.8 million or 43.9 percent for 1993. The 1994 decrease was due to reduced volumes and lower natural gas prices, while the 1993 increase resulted from higher gas prices and increased volumes compared to 1992.

  Other operation and maintenance increased by approximately $9.2 million and $8.9 million in 1994 and 1993, respectively. A $5.4 million decrease in production maintenance in 1994, net of labor savings, was more than offset by:
(i) expensing $8.4 million of previously deferred costs associated with Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions;" (ii) current recognition of SFAS No. 106 costs; and (iii) increased costs of producing natural gas liquids at Enogex. The 1993 increase in other operation and maintenance expenses resulted from major overhauls at two generating plants and increased labor costs.

  The Company offered a Voluntary Early Retirement Package ("VERP") and more than 730 employees elected to retire in July, at a cost of approximately $58.5 million. The Company also incurred approximately $4.9 million of costs related to a severance package. The costs of the VERP and severance package were deferred, pending a Commission order. Between August 1, and December 31, 1994, the amount deferred was reduced by approximately $14.5 million, which is the approximate amount of labor savings during that same period. In response to an application filed by the Company, the Commission issued an order in October 1994 approving the Company's proposed accounting treatment of certain restructuring costs. At December 31, 1994, the unamortized balance of the regulatory asset was $48.9 million, which is included on the Consolidated Balance Sheets as Deferred Charges - Other. This regulatory asset will be amortized over 26 months, as permitted by the Commission's order. Restructuring expenses, which resulted from a complete review and redesign of the Company's operations, were approximately $21.0 million in 1994 (including amortization of the deferred charge). Restructuring expenses included only costs that were actually incurred in 1994. See Note 7 of Notes to Consolidated Financial Statements.

  The increases in depreciation for 1994 and 1993 reflect higher levels of depreciable plant. Also, the adoption of SFAS No. 109, "Accounting for Income Taxes," during 1993 and its effect on Enogex contributed to the increase in depreciation. See Note 2 of Notes to Consolidated Financial Statements.

  In 1994, income taxes increased primarily due to higher pre-tax earnings. Income taxes during 1993 increased primarily due to higher pre-tax earnings and a one percent increase in the federal income tax rate to 35 percent.

  The variances in interest expense for 1994 and 1993 were primarily attributable to the approximate $6.2 million of interest in 1993, associated with the refund ordered by the Commission in February 1994. See Note 10 of Notes to Consolidated Financial Statements.

LIQUIDITY, CAPITAL RESOURCES AND CONTINGENCIES

  The primary capital requirements for 1994 and as estimated for 1995 through 1997 are as follows:

  (DOLLARS IN MILLIONS)                                      1994          1995        1996          1997
==========================================================================================================
Construction expenditures
  including AFUDC   . . . . . . . . . . . . . . . . .       $ 150         $  89        $ 89           $ 89
Maturities of long-term
  debt and sinking fund
  requirements  . . . . . . . . . . . . . . . . . . .          --            25          --             15
- ----------------------------------------------------------------------------------------------------------
     Total  . . . . . . . . . . . . . . . . . . . . .       $ 150         $ 114        $ 89           $104
==========================================================================================================

CONSTRUCTION

  The Company's primary needs for capital are related to construction of new facilities to meet anticipated demand for service, to replace or expand existing facilities in both its electric and non-utility businesses, and to some extent, for satisfying maturing debt and sinking fund obligations. Approximately $7.4 million of the Company's construction expenditures budgeted for 1995 are to comply with environmental laws and regulations. Because of the continuing trend toward greater environmental awareness and increasingly stringent regulation, the Company has been experiencing a trend towards increasing environmental costs. This trend has caused and may continue to cause slightly higher operating expenditures and capital expenditures for environmental matters.

  The construction program for the next several years does not include any additional base-load generating units. Rather, to meet the increased electricity needs of its customers during the balance of this century, the Company will concentrate on maintaining the reliability and increasing the utilization of existing capacity and increasing demand-side management efforts.

FINANCE

  The Company meets its cash needs through internally generated funds, short-term borrowings and permanent financing. Cash flows from operations remained strong, which enabled the Company to internally generate the required funds to satisfy construction expenditures during 1994 and 1993. Management expects that internally generated funds will be adequate over the next three years to meet anticipated capital requirements. Short-term borrowings will continue to be used to meet temporary cash requirements. The maximum amount of outstanding short-term borrowings during 1994 was $220 million. The Company has the necessary regulatory approvals to incur up to $400 million in short-term borrowings at any one time.

  The Company continues to evaluate opportunities to enhance shareowner returns and achieve long-term financial objectives through acquisitions of non-utility businesses. Permanent financing could be required for such acquisitions.

  In August 1994, Enogex redeemed its $90 million of outstanding medium-term notes, with interest rates ranging from 9.88% to 10.11%. Enogex anticipates issuing long-term debt in 1995 to replace short-term borrowings in connection with such redemption.

  In January 1995, OG&E refinanced its obligations with respect to $47,000,000 of 5 7/8% Pollution Control Revenue Bonds due December 1, 2007 and $32,050,000 of 6 3/4% Pollution Control Revenue Bonds due March 1, 2006 through the issuance of two new series of pollution control bonds bearing interest at variable, tax-exempt rates. These refinancings are expected to result in lower long-term interest rates during 1995.

CONTINGENCIES

  The Company is defending various claims and legal actions, including environmental actions, which are common to its operations. As to environmental matters, the Company has been designated as a "potentially responsible party" ("PRP") with respect to three waste disposal sites to which the Company sent materials. Under applicable law, the Company and each PRP could be held jointly and severally liable for site remediation. Neither the amount of cleanup costs nor the final method of their allocation among all designated PRPs at any of these sites has been determined. While it is not possible to determine the precise outcome of these matters, in the opinion of management, the Company's ultimate liability for the clean-up costs of these sites will not have a material adverse effect on the Company's consolidated financial position or results of operations. Management's opinion is based on the following: 1) the clean-up costs already paid by certain parties, 2) the financial viability of the other PRPs, and 3) the portion of the total wastes disposed at the sites attributable to the Company. Management also believes that costs incurred in connection with the sites, which are not recovered from insurance carriers or other parties, may be allowable costs for future ratemaking purposes.

  The Company continues to explore options to comply with the Clean Air Act Amendments of 1990 ("CAAA"). Since all of OG&E's coal-fired generating units currently burn low-sulfur coal, OG&E will not need to take any steps to comply with the new sulfur dioxide emission limits until January 1, 2000. In compliance with Title IV of the CAAA, the Company has completed installation of continuous emission monitors ("CEMs") on each of its five coal-fired generating units and three of its 12 gas-fired generating units. Expenditures on CEMs in 1994 totalled approximately $6 million. The Environmental Protection Agency ("EPA") established a time extension for installation of CEMs on gas-fired units which allowed the Company to defer CEM installation on the remaining nine units subject to the requirements of Title IV. Completion of this project is expected to cost approximately $1 million during 1995. The CAAA Title V operating permits are expected to cost approximately $400,000 in 1995.

  The CAAA will also regulate emissions of nitrogen oxides and certain air toxic compounds. Although final regulations concerning all of these issues have not been written, additional capital expenditures may be necessary in future years. The Company will continue to examine all alternatives to comply with the CAAA as part of its Integrated Resource Planning process. This planning approach will assure the Company employs the least cost option to comply with the CAAA and be in a competitive position to market its services.

  During 1992, OG&E disclosed to the EPA discrepancies in the 1991 annual report required by the Toxic Substance Control Act ("TSCA"). These discrepancies were administrative in nature and presented no harm to the environment and presented no health problems to our Company members or the public. However, the Company has instituted specific systems and measures to correct each of the reported discrepancies. No actions were taken by the EPA on this matter during 1994. See Note 9 of Notes to Consolidated Financial Statements for a further discussion of this matter.

  In October 1992, the National Energy Policy Act of 1992 ("Energy Act") was enacted. Among many other provisions, the Energy Act is designed to promote competition in the development of wholesale power generation in the electric utility industry. It exempts a new class of independent power producers from regulation under the Public Utility Holding Company Act of 1935 and allows the FERC to order "wholesale wheeling" by public utilities to provide utility and non-utility generators access to public utility transmission facilities. Also, numerous states are considering proposals to require "retail wheeling" which is the delivery of power generated by a third party to retail customers. In 1995, the Company intends to make a transmission open access filing before the FERC, in compliance with the Energy Act, and the Company intends to implement Real Time Pricing for a pilot group of its retail customers. The Energy Act, these proposals and other factors are expected to significantly increase competition in the electric industry. The Company has taken steps in the past and intends to take appropriate steps in the future to remain a competitive supplier of electricity. Past actions include the redesign and restructuring effort in 1994 and the actions to reduce fuel costs, both of which have resulted in lower retail rates, especially for industrial customers.

  Besides the existing contingencies described above and those described in
Note 9 of Notes to Consolidated Financial Statements, the Company's ability to fund its future operational needs and to finance its construction program is dependent upon numerous other factors beyond its control, such as general economic conditions, abnormal weather, load growth, inflation, new environmental laws or regulations and the cost and availability of external financing.

CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)        1994             1993                1992
======================================================================================================================
OPERATING REVENUES  . . . . . . . . . . . . . . . . . . . . . . .     $ 1,355,168      $ 1,447,252         $ 1,314,984
- ----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Fuel   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         263,329          383,207             377,575
   Purchased power  . . . . . . . . . . . . . . . . . . . . . . .         228,701          218,689             182,230
   Gas purchased for resale . . . . . . . . . . . . . . . . . . .         114,044          140,311              97,486
   Other operation  . . . . . . . . . . . . . . . . . . . . . . .         216,961          196,323             193,622
   Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . .          67,233           78,665              72,439
   Restructuring  . . . . . . . . . . . . . . . . . . . . . . . .          21,035               --                  --
   Depreciation . . . . . . . . . . . . . . . . . . . . . . . . .         126,377          119,543             110,700
   Current income taxes . . . . . . . . . . . . . . . . . . . . .          50,129           72,003              61,325
   Deferred income taxes, net . . . . . . . . . . . . . . . . . .          27,092            5,286               4,346
   Deferred investment tax credits, net   . . . . . . . . . . . .          (5,150)          (5,150)             (5,465)
   Taxes other than income  . . . . . . . . . . . . . . . . . . .          44,951           43,222              43,722
- ----------------------------------------------------------------------------------------------------------------------
    Total operating expenses  . . . . . . . . . . . . . . . . . .       1,154,702        1,252,099           1,137,980
- ----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME  . . . . . . . . . . . . . . . . . . . . . . . .         200,466          195,153             177,004
- ----------------------------------------------------------------------------------------------------------------------
OTHER INCOME AND DEDUCTIONS:
   Interest income  . . . . . . . . . . . . . . . . . . . . . . .           3,409            1,431                 629
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (5,576)          (2,732)             (1,196)
- ----------------------------------------------------------------------------------------------------------------------
    Net other income and deductions   . . . . . . . . . . . . . .          (2,167)          (1,301)               (567)
- ----------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
   Interest on long-term debt . . . . . . . . . . . . . . . . . .          67,680           70,490              71,230
   Allowance for borrowed funds used during construction                   (1,073)            (433)               (809)
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,907            9,518               6,304
- ----------------------------------------------------------------------------------------------------------------------
    Total interest charges, net   . . . . . . . . . . . . . . . .          74,514           79,575              76,725
- ----------------------------------------------------------------------------------------------------------------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . .         123,785          114,277              99,712
PREFERRED DIVIDEND REQUIREMENTS . . . . . . . . . . . . . . . . .           2,317            2,317               2,317
- ----------------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON . . . . . . . . . . . . . . . . . .     $   121,468      $   111,960         $    97,395
======================================================================================================================
AVERAGE COMMON SHARES OUTSTANDING (thousands) . . . . . . . . . .          40,344           40,328              40,310
EARNINGS PER AVERAGE COMMON SHARE . . . . . . . . . . . . . . . .     $      3.01      $      2.78         $      2.42
======================================================================================================================

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

YEAR ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)                              1994             1993                1992
======================================================================================================================
BALANCE AT BEGINNING OF PERIOD  . . . . . . . . . . . . . . . . .     $   395,811      $   391,135         $   400,976
ADD--net income . . . . . . . . . . . . . . . . . . . . . . . . .         123,785          114,277              99,712
- ----------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         519,596          505,412             500,688
- ----------------------------------------------------------------------------------------------------------------------
DEDUCT:
   Cash dividends declared on preferred stock . . . . . . . . . .           2,317            2,317               2,317
   Cash dividends declared on common stock  . . . . . . . . . . .         107,319          107,284             107,236
- ----------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         109,636          109,601             109,553
- ----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD  . . . . . . . . . . . . . . . . . . . .     $   409,960      $   395,811         $   391,135
======================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part hereof.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31 (DOLLARS IN THOUSANDS)                                        1994             1993                1992
======================================================================================================================
ASSETS

PROPERTY, PLANT AND EQUIPMENT:
   In service . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 3,770,247      $ 3,656,113         $ 3,471,588
   Construction work in progress  . . . . . . . . . . . . . . . .          43,943           33,970              37,147
- ----------------------------------------------------------------------------------------------------------------------
    Total property, plant and equipment   . . . . . . . . . . . .       3,814,190        3,690,083           3,508,735
      Less accumulated depreciation   . . . . . . . . . . . . . .       1,487,300        1,370,227           1,267,472
- ----------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment  . . . . . . . . . . . . . .       2,326,890        2,319,856           2,241,263
- ----------------------------------------------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS, at cost . . . . . . . . . . . . .           7,868            6,920               6,269
- ----------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
   Cash and cash equivalents  . . . . . . . . . . . . . . . . . .           2,455            6,593              11,316
   Accounts receivable--customers, less reserve of $3,719,
    $4,070 and $4,039, respectively   . . . . . . . . . . . . . .         118,318          126,997             107,805
   Accrued unbilled revenues  . . . . . . . . . . . . . . . . . .          36,800           45,100              45,300
   Accounts receivable--other . . . . . . . . . . . . . . . . . .           8,601            6,269               6,378
   Fuel inventories, at LIFO cost . . . . . . . . . . . . . . . .          46,494           27,127              37,066
   Materials and supplies, at average cost  . . . . . . . . . . .          30,401           26,813              24,614
   Prepayments and other  . . . . . . . . . . . . . . . . . . . .          43,137           28,648               5,215
   Accumulated defferred tax asset  . . . . . . . . . . . . . . .          12,077           24,088                  --
- ----------------------------------------------------------------------------------------------------------------------
    Total current assets  . . . . . . . . . . . . . . . . . . . .         298,283          291,635             237,694
- ----------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
   Advance payments for gas . . . . . . . . . . . . . . . . . . .          10,000           21,165              22,743
   Income taxes recoverable through future rates  . . . . . . . .          47,246           47,593              44,387
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          92,342           44,255              37,727
- ----------------------------------------------------------------------------------------------------------------------
    Total deferred charges  . . . . . . . . . . . . . . . . . . .         149,588          113,013             104,857
- ----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 2,782,629      $ 2,731,424         $ 2,590,083
======================================================================================================================

   The accompanying Notes to Consolidated Financial Statements are an integral part hereof.

DECEMBER 31 (DOLLARS IN THOUSANDS)                                        1994             1993                1992
======================================================================================================================
CAPITALIZATION AND LIABILITIES

CAPITALIZATION (see statements):
   Common stock and retained earnings . . . . . . . . . . . . . .     $   921,177      $   906,804         $   901,503
   Cumulative preferred stock . . . . . . . . . . . . . . . . . .          49,973           49,973              49,973
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . . .         730,567          838,660             838,654
- ----------------------------------------------------------------------------------------------------------------------
    Total capitalization  . . . . . . . . . . . . . . . . . . . .       1,701,717        1,795,437           1,790,130
- ----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
   Short-term debt  . . . . . . . . . . . . . . . . . . . . . . .         182,750           47,000              26,000
   Accounts payable . . . . . . . . . . . . . . . . . . . . . . .          66,391          100,285              94,549
   Dividends payable  . . . . . . . . . . . . . . . . . . . . . .          27,415           27,410              27,397
   Customers' deposits  . . . . . . . . . . . . . . . . . . . . .          20,904           19,353              17,891
   Accrued taxes  . . . . . . . . . . . . . . . . . . . . . . . .          25,153           24,717              27,169
   Accrued interest . . . . . . . . . . . . . . . . . . . . . . .          23,873           26,712              29,961
   Long-term debt due within one year . . . . . . . . . . . . . .          25,350              350              15,300
   Accumulated provision for rate refund  . . . . . . . . . . . .           2,970           39,117                  --
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41,321           48,666              45,541
- ----------------------------------------------------------------------------------------------------------------------
    Total current liabilities   . . . . . . . . . . . . . . . . .         416,127          333,610             283,808
- ----------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
   Accrued pension and benefit obligation . . . . . . . . . . . .          71,014           16,210               5,620
   Accumulated provision for rate refund  . . . . . . . . . . . .              --               --              18,000
   Accumulated deferred income taxes  . . . . . . . . . . . . . .         497,056          484,003             384,114
   Accumulated deferred investment tax credits  . . . . . . . . .          88,328           93,478              98,627
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,387            8,686               9,784
- ----------------------------------------------------------------------------------------------------------------------
    Total deferred credits and other liabilities  . . . . . . . .         664,785          602,377             516,145
- ----------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTES 9 AND 10)
- ----------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES  . . . . . . . . . . . . . .     $ 2,782,629      $ 2,731,424         $ 2,590,083
======================================================================================================================

   The accompanying Notes to Consolidated Financial Statements are an integral part hereof.

        CONSOLIDATED STATEMENTS OF CAPITALIZATION

DECEMBER 31 (DOLLARS IN THOUSANDS)                                         1994             1993                1992
======================================================================================================================
COMMON STOCK AND RETAINED EARNINGS:
   Common stock, par value $2.50 per share;
    Authorized 100,000,000 shares;
      issued 46,470,616 shares  . . . . . . . . . . . . . . . . .     $   116,177      $   116,177         $   116,177
   Premium on capital stock . . . . . . . . . . . . . . . . . . .         608,158          608,195             608,174
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . .         409,960          395,811             391,135
   Treasury stock--6,116,229, 6,124,139 and
    6,141,591 shares, respectively  . . . . . . . . . . . . . . .        (213,118)        (213,379)           (213,983)
- ----------------------------------------------------------------------------------------------------------------------
    Total common stock and retained earnings  . . . . . . . . . .         921,177          906,804             901,503
- ----------------------------------------------------------------------------------------------------------------------
CUMULATIVE PREFERRED STOCK:
   Par value $20, authorized 675,000 shares--4%;
    outstanding 423,663 shares  . . . . . . . . . . . . . . . . .           8,473            8,473               8,473
   Par value $25, authorized and unissued 4,000,000 shares  . . .              --               --                  --
   Par value $100, authorized 1,865,000 shares--
    SERIES     SHARES OUTSTANDING
     4.20%     50,000   . . . . . . . . . . . . . . . . . . . . .           5,000            5,000               5,000
     4.24%     75,000   . . . . . . . . . . . . . . . . . . . . .           7,500            7,500               7,500
     4.44%     65,000   . . . . . . . . . . . . . . . . . . . . .           6,500            6,500               6,500
     4.80%     75,000   . . . . . . . . . . . . . . . . . . . . .           7,500            7,500               7,500
     5.34%     150,000  . . . . . . . . . . . . . . . . . . . . .          15,000           15,000              15,000
- ----------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock  . . . . . . . . . . . . . . . .          49,973           49,973              49,973
- ----------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT:
   First mortgage bonds--
    SERIES     DATE DUE
    4 1/4%     March 1, 1993  . . . . . . . . . . . . . . . . . .              --               --              15,000
    4 1/2%     March 1, 1995  . . . . . . . . . . . . . . . . . .          25,000           25,000              25,000
    5 1/8%     January 1, 1997  . . . . . . . . . . . . . . . . .          15,000           15,000              15,000
    6 3/8%     January 1, 1998  . . . . . . . . . . . . . . . . .          25,000           25,000              25,000
    7 1/8%     January 1, 1999  . . . . . . . . . . . . . . . . .          12,500           12,500              12,500
    8 5/8%     January 1, 2000  . . . . . . . . . . . . . . . . .          30,000           30,000              30,000
    7 1/8%     January 1, 2002  . . . . . . . . . . . . . . . . .          40,000           40,000              40,000
    8 3/8%     January 1, 2004  . . . . . . . . . . . . . . . . .          75,000           75,000              75,000
    9 1/8%     January 1, 2005  . . . . . . . . . . . . . . . . .          60,000           60,000              60,000
    8 5/8%     January 1, 2006  . . . . . . . . . . . . . . . . .          55,000           55,000              55,000
    8 3/8%     January 1, 2007  . . . . . . . . . . . . . . . . .          75,000           75,000              75,000
    8 5/8%     November 1, 2007   . . . . . . . . . . . . . . . .          35,000           35,000              35,000
    8 1/4%     August 15, 2016  . . . . . . . . . . . . . . . . .         100,000          100,000             100,000
    8 7/8%     December 1, 2020   . . . . . . . . . . . . . . . .          75,000           75,000              75,000
    5 7/8%     Pollution Control Series A, December 1, 2007   . .          47,000           47,000              47,000
    7%         Pollution Control Series C, March 1, 2017  . . . .          56,000           56,000              56,000
   Other bonds--
    6 3/4%     Muskogee Industrial Trust Bonds, March 1, 2006   .          32,050           32,400              32,700
   Unamortized premium and discount, net  . . . . . . . . . . . .          (8,533)          (8,890)             (9,246)
   Enogex Inc. notes  . . . . . . . . . . . . . . . . . . . . . .           6,900           90,000              90,000
- ----------------------------------------------------------------------------------------------------------------------
    Total long-term debt  . . . . . . . . . . . . . . . . . . . .         755,917          839,010             853,954
     Less long-term debt due within one year  . . . . . . . . . .          25,350              350              15,300
- ----------------------------------------------------------------------------------------------------------------------
    Total long-term debt (excluding long-term
     debt due within one year)  . . . . . . . . . . . . . . . . .         730,567          838,660             838,654
- ----------------------------------------------------------------------------------------------------------------------
Total Capitalization  . . . . . . . . . . . . . . . . . . . . . .     $ 1,701,717      $ 1,795,437         $ 1,790,130
======================================================================================================================

   The accompanying Notes to Consolidated Financial Statements are an integral part hereof.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)                              1994             1993                1992
======================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . .     $   123,785      $   114,277         $    99,712
   Adjustments to Reconcile Net Income to Net Cash Provided
    from Operating Activities:
      Depreciation  . . . . . . . . . . . . . . . . . . . . . . .         126,377          119,543             110,700
      Deferred income taxes and investment tax credits, net   . .          21,942              136              (1,119)
      Provision for rate refund   . . . . . . . . . . . . . . . .           4,200           21,117              18,000
      Change in Certain Current Assets and Liabilities:
        Accounts receivable--customers  . . . . . . . . . . . . .           8,679          (19,192)              1,803
        Accrued unbilled revenues   . . . . . . . . . . . . . . .           8,300              200             (12,500)
        Fuel, materials and supplies inventories  . . . . . . . .         (22,955)           7,740               5,473
        Accumulated deferred tax assets   . . . . . . . . . . . .          12,011          (24,088)                 --
        Other current assets  . . . . . . . . . . . . . . . . . .         (16,821)         (23,324)               (762)
        Accounts payable  . . . . . . . . . . . . . . . . . . . .         (35,667)           5,268               6,220
        Accrued taxes   . . . . . . . . . . . . . . . . . . . . .             436           (2,452)             (7,331)
        Accrued interest  . . . . . . . . . . . . . . . . . . . .          (2,839)          (3,249)              4,537
        Accumulated provision for rate refund   . . . . . . . . .         (36,147)          39,117                  --
        Other current liabilities   . . . . . . . . . . . . . . .          (5,789)           4,600               4,433
      Other operating activities  . . . . . . . . . . . . . . . .          18,698          (12,841)             12,863
- ----------------------------------------------------------------------------------------------------------------------
        Net cash provided from operating activities   . . . . . .         204,210          226,852             242,029
- ----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures  . . . . . . . . . . . . . . . . . . .        (151,012)        (127,674)           (141,936)
- ----------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities   . . . . . . . . .        (151,012)        (127,674)           (141,936)
- ----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Retirement of long-term debt  . . . . . . . . . . . . . . .         (83,450)         (15,300)               (300)
      Short-term debt   . . . . . . . . . . . . . . . . . . . . .         135,750           21,000              13,500
      Cash dividends declared on preferred stock  . . . . . . . .          (2,317)          (2,317)             (2,317)
      Cash dividends declared on common stock   . . . . . . . . .        (107,319)        (107,284)           (107,236)
- ----------------------------------------------------------------------------------------------------------------------
        Net cash used in financing activities   . . . . . . . . .         (57,336)        (103,901)            (96,353)
- ----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . . . .          (4,138)          (4,723)              3,740
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD  . . . . . . . .           6,593           11,316               7,576
CASH AND CASH EQUIVALENTS AT END OF PERIOD  . . . . . . . . . . .     $     2,455      $     6,593         $    11,316
======================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash Paid During the Period for:
    Interest (net of amount capitalized)  . . . . . . . . . . . .     $    74,372      $    71,401         $    73,691
    Income taxes  . . . . . . . . . . . . . . . . . . . . . . . .     $    57,416      $    79,953         $    60,229
- ----------------------------------------------------------------------------------------------------------------------
DISCLOSURE OF ACCOUNTING POLICY:

  For purposes of these statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost which approximates market.
- ----------------------------------------------------------------------------------------------------------------------

   The accompanying Notes to Consolidated Financial Statements are an integral part hereof.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Oklahoma Gas and Electric Company ("OG&E"), its wholly-owned non-utility subsidiary Enogex Inc. and its subsidiaries ("Enogex") (collectively, the "Company"). All significant intercompany transactions have been eliminated in consolidation.

ACCOUNTING RECORDS

   The accounting records of OG&E are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission ("FERC") and adopted by the Oklahoma Corporation Commission (the "Oklahoma Commission") and the Arkansas Public Service Commission (the "Arkansas Commission"). Additionally, OG&E is subject to the accounting principles prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 provides that, based upon the expectation to recover from, or flowback to, future customers, certain costs can be deferred as regulatory assets, rather than expensed and certain credits can be recognized as regulatory liabilities, rather than treated as income. Management's expected recovery of deferred costs and flowback of deferred credits generally results from specific decisions by regulators granting such ratemaking treatment. Management continuously monitors the future recoverability of regulatory assets. When, in management's judgment, future recovery becomes impaired, the amount of the regulatory asset is reduced or written-off, as appropriate. See Notes 7 and 10 of Notes to Consolidated Financial Statements for related discussion.

PROPERTY, PLANT AND EQUIPMENT

   All property, plant and equipment is recorded at cost. Electric utility plant is recorded at its original cost. Newly constructed plant is added to plant balances at costs which include contracted services, direct labor, materials, overhead and allowance for funds used during construction. Replacement of major units of property are capitalized as plant. The replaced plant is removed from plant balances and the cost of such property together with the cost of removal less salvage is charged to accumulated depreciation. Repair and replacement of minor items of property are included in the Consolidated Statements of Income as maintenance expense.

DEPRECIATION

   The provision for depreciation, which was approximately 3.2% of the average depreciable utility plant, for each of the years 1994, 1993 and 1992, is provided on a straight-line method over the estimated service life of the property. Depreciation is provided at the unit level for production plant and at the account or sub-account level for all other plant, and is based on the average life group procedure.

   Enogex's gas pipeline and gas processing plants are depreciated on a straight-line method over a period of 20 to 48 years.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

   Allowance for funds used during construction ("AFUDC") is calculated according to FERC pronouncements for the imputed cost of equity and borrowed funds. AFUDC, a non-cash item, is reflected as a credit on the Consolidated Statements of Income and a charge to construction work in progress.

    AFUDC rates, compounded semi-annually, were 4.58%, 3.60% and 4.30% for the years 1994, 1993 and 1992, respectively.

UNBILLED REVENUE

   OG&E accrues estimated revenues for services provided but not yet billed. The cost of providing service is recognized as incurred.

AUTOMATIC FUEL ADJUSTMENT CLAUSES

   Variances in the actual cost of fuel used in electric generation and certain purchased power costs, as compared to that component in estimated cost-of-service for ratemaking, are charged to substantially all of the Company's electric customers through automatic fuel adjustment clauses, which are subject to periodic review by the Oklahoma Commission, the Arkansas Commission and the FERC.

FUEL INVENTORIES

   Fuel inventories for the generation of electricity consist of coal, oil and natural gas. These inventories are accounted for under the last-in, first-out ("LIFO") cost method. The estimated replacement cost of fuel inventories exceeded the stated LIFO cost by approximately $2.5 million, $2.3 million and $4.8 million for 1994, 1993 and 1992, respectively, based on the average cost of fuel purchased late in the respective years. LIFO liquidation gains and losses (no gains or losses in 1994, approximately $0.5 million gain in 1993 and approximately $1.3 million loss in 1992) reduced or increased the Company's recovery under its automatic fuel adjustment clauses, with no impact on net income. Natural gas products inventories are held for sale and accounted for based on the weighted average cost of production.

- --------------------------------------------------------------------------------
2. INCOME TAXES

   The items comprising tax expense are as follows:

YEAR ENDED DECEMBER 31 (DOLLARS IN THOUSANDS)                              1994             1993                1992
======================================================================================================================
Current Income Taxes
    Provision for current taxes:
      Federal   . . . . . . . . . . . . . . . . . . . . . . . . .     $    42,974      $    61,406         $    52,191
      State   . . . . . . . . . . . . . . . . . . . . . . . . . .           7,155           10,597               9,134
- ----------------------------------------------------------------------------------------------------------------------
          Total Current Income Taxes  . . . . . . . . . . . . . .          50,129           72,003              61,325
- ----------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes, net
  Provision (benefit) for deferred taxes:
   Federal
      Depreciation  . . . . . . . . . . . . . . . . . . . . . . .           7,372            9,673               6,185
      Repair allowance  . . . . . . . . . . . . . . . . . . . . .           1,109            1,360               1,908
      Removal costs . . . . . . . . . . . . . . . . . . . . . . .           1,542            1,026                 635
      Provision for rate refund . . . . . . . . . . . . . . . . .          12,406           (6,972)             (5,774)
      Other . . . . . . . . . . . . . . . . . . . . . . . . . . .             812             (225)              1,059
   State  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,851              424                 333
- ----------------------------------------------------------------------------------------------------------------------
      Total Deferred Income Taxes, net  . . . . . . . . . . . . .          27,092            5,286               4,346
- ----------------------------------------------------------------------------------------------------------------------
Deferred Investment Tax Credits, net  . . . . . . . . . . . . . .          (5,150)          (5,150)             (5,465)
Income Taxes Relating to Other Income and Deductions  . . . . . .             203             (538)             (1,006)
- ----------------------------------------------------------------------------------------------------------------------
      Total Income Tax Expense  . . . . . . . . . . . . . . . . .     $    72,274      $    71,601         $    59,200
======================================================================================================================
Pretax Income . . . . . . . . . . . . . . . . . . . . . . . . . .     $   196,059      $   185,878         $   158,912
======================================================================================================================

   The following schedule reconciles the statutory federal tax rate to the effective income tax rate:

YEAR ENDED DECEMBER 31                                                       1994             1993                1992
======================================================================================================================
Statutory federal tax rate  . . . . . . . . . . . . . . . . . . .           35.0%            35.0%               34.0%
State income taxes, net of federal income tax benefit . . . . . .             3.7              3.9                 3.9
Investment tax credits, net . . . . . . . . . . . . . . . . . . .            (2.6)            (2.8)               (3.4)
Change in federal tax rate  . . . . . . . . . . . . . . . . . . .              --              0.9                  --
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . .             0.8              1.5                 2.8
- ----------------------------------------------------------------------------------------------------------------------
   Effective income tax rate as reported  . . . . . . . . . . . .           36.9%            38.5%               37.3%
======================================================================================================================

   The Company files consolidated income tax returns. Income taxes are allocated to each company based on its separate taxable income or loss.

   Investment tax credits on electric utility property have been deferred and are being amortized to income over the life of the related property.

   Payment of the rate refund in 1994 resulted in lower current income tax expense. The provisions for rate refund accrued in 1992 and 1993 were not deductible for income tax purposes until the refund was paid in 1994, resulting in higher current income tax expense in 1992 and 1993.

   The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," which it adopted effective January 1, 1993. SFAS No. 109 requires an asset and liability approach to accounting for income taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities ("temporary differences") using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. The Company elected not to restate the financial statements for years ending before January 1, 1993. When adopted, SFAS No. 109 had no effect on net income.

   The deferred tax provisions, set forth above, are recognized as costs in the ratemaking process by the commissions having jurisdiction over the rates charged by OG&E.

   The components of Accumulated Deferred Income Taxes are as follows:

(DOLLARS IN THOUSANDS)                                                  DEC 31, 1994    DEC 31, 1993       JAN 1, 1993
======================================================================================================================
Current Deferred Tax Assets:
   Accrued vacation . . . . . . . . . . . . . . . . . . . . . . . .    $     3,363       $     4,177        $    3,359
   Postemployment medical and life insurance benefits . . . . . . .          3,235                --                --
   Provision for rate refund  . . . . . . . . . . . . . . . . . . .            375            14,965                --
   Uncollectible accounts . . . . . . . . . . . . . . . . . . . . .          3,801             4,946             3,669
   Customer deposits  . . . . . . . . . . . . . . . . . . . . . . .             --                --             1,102
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,303                --                --
- ----------------------------------------------------------------------------------------------------------------------
     Accumulated deferred tax assets  . . . . . . . . . . . . . . .    $    12,077       $    24,088        $    8,130
======================================================================================================================
Deferred Tax Liabilities:
   Accelerated depreciation and other property-related differences     $   455,943       $   439,253        $  438,419
   Allowance for funds used during construction . . . . . . . . . .         53,317            57,074            61,346
   Income taxes recoverable through future rates  . . . . . . . . .         58,470            62,441            61,829
- ----------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        567,730           558,768           561,594
- ----------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Deferred investment tax credits  . . . . . . . . . . . . . . . .        (28,868)          (30,616)          (32,850)
   Income taxes refundable through future rates . . . . . . . . . .        (40,186)          (44,022)          (49,100)
   Provision for rate refund  . . . . . . . . . . . . . . . . . . .             --                --            (7,074)
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,620)             (127)             (411)
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .        (70,674)          (74,765)          (89,435)
- ----------------------------------------------------------------------------------------------------------------------
Accumulated Deferred Income Tax Liabilities . . . . . . . . . . . .    $   497,056       $   484,003        $  472,159
======================================================================================================================

   The effect of adopting SFAS No. 109 at January 1, 1993, before adjusting for the new tax rate, resulted in a net increase in property, plant and equipment of approximately $73.9 million, a net decrease in income taxes recoverable through future rates of approximately $12.0 million and a net increase in accumulated deferred income taxes of approximately $61.9 million. Also at January 1, 1993, approximately $8.1 million of deferred tax assets which were previously netted with accumulated deferred income taxes, were reclassified as current assets as a result of adopting SFAS No. 109.

   At December 31, 1992, the Company had recorded $44.4 million as unfunded deferred income taxes recoverable from customers. A corresponding amount was reflected as a component of accumulated deferred income taxes which represented amounts refundable to customers. As a result of the adoption of SFAS No. 109, the $44.4 million amount that was recorded as a component of accumulated deferred income taxes at December 31, 1992, was reclassified January 1, 1993, as a regulatory liability and netted against the regulatory asset. This reclassification combined with the $12.0 million net decrease in income taxes recoverable through future rates discussed above, resulted in a $32.4 million net increase in the amount recognized as income taxes to be recovered through future rates.

   The Omnibus Reconciliation Act of 1993, signed into law on August 10, 1993, increased the top federal corporate tax rate from 34 to 35 percent. The 35 percent rate was retroactively made effective January 1, 1993.

   For the temporary differences that existed at January 1, 1993, the change in the federal income tax rate increased the provision for income taxes and accumulated deferred income taxes approximately $1.6 and $18.0 million, respectively. Approximately $16.4 million of the increase which was applicable to utility operations was recorded as income taxes recoverable from customers through future rates and therefore had no impact on results of operations for the year ended December 31, 1993.

   For 1992, the provision for deferred income taxes was recorded primarily as a result of the use of income tax law provisions which allowed for the deduction or addition of items to taxable income in the tax return prior to or after their being recorded on the books of the Company.

- --------------------------------------------------------------------------------
3. COMMON STOCK AND RETAINED EARNINGS

   There were no new shares of common stock issued during 1994, 1993 or 1992. The $37,000 decrease in 1994 and $21,000 increase in 1993 in premium on capital stock, as presented on the Consolidated Statements of Capitalization, represents the gains and losses associated with the issuance of common stock pursuant to the Restricted Stock Plan.

RESTRICTED STOCK PLAN

   The Company has a Restricted Stock Plan whereby certain employees may periodically receive shares of the Company's common stock at the discretion of the Board of Directors. The Company distributed 18,950, 18,687 and 18,631 shares of common stock during 1994, 1993 and 1992, respectively. The Company also reacquired 11,040 and 1,235 shares in 1994 and 1993, respectively. The shares distributed/reacquired in the reported periods were recorded as treasury stock.

   Changes in common stock were:

(THOUSANDS)                                                                   1994              1993             1992
======================================================================================================================
Shares outstanding January 1  . . . . . . . . . . . . . . . . . . .         40,346            40,329            40,310
Issued/reacquired under the Restricted Stock Plan, net  . . . . . .              8                17                19
- ----------------------------------------------------------------------------------------------------------------------
Shares outstanding December 31  . . . . . . . . . . . . . . . . . .         40,354            40,346            40,329
======================================================================================================================

   There were 4,009,021 shares of unissued common stock reserved for the various employee and Company stock plans at December 31, 1994. With the exception of the Restricted Stock Plan, the common stock requirements, pursuant to those plans, are currently being satisfied with stock purchased on the open market.

   The Company's Restated Certificate of Incorporation and its Trust Indenture, as supplemented, relating to the First Mortgage Bonds, contained provisions which, under specific conditions, limit the amount of dividends (other than in shares of common stock) and/or other distributions which may be made to common shareowners.

   In December 1991, holders of the Company's First Mortgage Bonds approved a series of amendments to the Company's Trust Indenture. The amendments eliminated the cumulative amount of the previous restrictions on retained earnings related to the payment of dividends and provided management with the flexibility to repurchase its common stock, when appropriate, in order to maintain desired capitalization ratios and to achieve other business needs. The Company is amortizing approximately $14.0 million of costs relating to obtaining such amendments over the remaining life of the respective bond issues. At the end of 1994, there was approximately $10.4 million in unamortized costs associated with obtaining these amendments.

SHAREOWNERS RIGHTS PLAN

   In December 1990, the Company adopted a Shareowners Rights Plan designed to protect shareowners' interests in the event that the Company is ever confronted with an unfair or inadequate acquisition proposal. Pursuant to the plan, the Company declared a dividend distribution of one "right" for each share of
Company common stock. Each right entitles the holder to purchase from the
Company one one-hundredth of a share of new preferred stock of the Company under certain circumstances. The rights may be exercised if a person or group announces its intention to acquire, or does acquire, 20 percent or more of the Company's common stock. Under certain circumstances, the holders of the rights will be entitled to purchase either shares of common stock of the Company or common stock of the acquirer at a reduced percentage of market value. The rights will expire on December 11, 2000.
- --------------------------------------------------------------------------------

4. CUMULATIVE PREFERRED STOCK

   Preferred stock is redeemable at the option of OG&E at the following amounts per share plus accrued dividends: the 4% Cumulative Preferred Stock at the par value of $20 per share; the Cumulative Preferred Stock, par value $100 per share, as follows: 4.20% series-$102; 4.24% series-$102.875; 4.44% series-$102;
4.80% series-$102; and 5.34% series-$101.

   As approved by shareowners on May 16, 1991, the Restated Certificate of Incorporation was amended to permit the issuance of new series of preferred stock with dividends payable other than quarterly.

- --------------------------------------------------------------------------------
5. LONG-TERM DEBT

   OG&E's Trust Indenture, as supplemented, relating to the First Mortgage Bonds, requires OG&E to pay to the trustee annually, an amount sufficient to redeem, for sinking fund purposes, 1 1/4% of the highest amount outstanding at any time. This requirement has been satisfied by pledging permanent additions to property to the extent of 166 2/3% of principal amounts of bonds otherwise required to be redeemed. Through December 31, 1994, gross property additions pledged totaled approximately $355 million.

   Annual sinking fund requirements for each of the five years subsequent to December 31, 1994, are as follows:

   Year                                                                               Amount
   ===========================================================================================
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  14,593,750
   1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  14,593,750
   1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  14,281,250
   1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  13,760,417
   1999   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  13,500,000
   ===========================================================================================


   As in prior years, OG&E expects to meet these requirements by pledging permanent additions to property.

   In January 1995, OG&E refinanced its obligations with respect to $47,000,000 of 5 7/8% Pollution Control Revenue Bonds due December 1, 2007 and $32,050,000 of 6 3/4% Pollution Control Revenue Bonds due March 1, 2006 through the issuance of two new series of pollution control bonds bearing interest at variable, tax-exempt rates and are due January 1, 2025. The 5 7/8% Series and the 6 3/4% Series Bonds will be called March 1, 1995.

   In August 1994, Enogex redeemed its $90 million of outstanding medium-term notes, with interest rates ranging from 9.88% to 10.11%. As of December 31, 1994, Enogex long-term debt consisted of a $6.9 million, variable interest rate note, maturing July 31, 2001. At December 31, 1994, the interest rate was 8 1/4%.

   Maturities of First Mortgage Bonds during the next five years consist of $25 million in 1995, $15 million in 1997, $25 million in 1998 and $12.5 million in 1999.

   Unamortized debt expense and unamortized premium and discount on long-term debt are being amortized over the life of the respective debt.

   Substantially all electric plant was subject to lien of the Trust Indenture at December 31, 1994.

- --------------------------------------------------------------------------------
6. SHORT-TERM DEBT

   The Company borrows on a short-term basis, as necessary, by the issuance of commercial paper and by obtaining short-term bank loans. The maximum and average amounts of short-term borrowings during 1994 were $220.0 million and $130.6 million, respectively, at a weighted average interest rate of 4.76%. The weighted average interest rates for 1993 and 1992 were 3.60% and 4.30%, respectively. OG&E has an agreement for a flexible line of credit, up to $200 million, through December 31, 1997. The line of credit which was nominated by OG&E at $160 million at year-end is maintained on a fee basis of 1/8 of 1%, per year, on the unused balance. Enogex has a line of credit, up to $90 million, through July 31, 1995. The Enogex line of credit is maintained on a fee basis of LIBOR plus 1/2 of 1%, and a facility fee of 1/8 of 1% per year. Short-term debt in the amount of $182.8 million was outstanding at December 31, 1994, of which approximately $90 million pertained to debt incurred in connection with Enogex's refinancing of its medium-term notes.

- --------------------------------------------------------------------------------
7. POSTEMPLOYMENT BENEFIT PLANS

   During 1994, the Company restructured its operations, reducing its workforce by approximately 24 percent. This was accomplished through a Voluntary Early Retirement Package ("VERP") and an enhanced severance package. The VERP included enhanced pension benefits as well as postemployment medical and life insurance benefits.

   As a result of the postemployment benefits provided in connection with this workforce reduction, the Company incurred severance costs and certain one-time costs computed in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." In response to an application filed by the Company, the Oklahoma Commission directed the Company to defer the one-time costs which had not been offset by labor savings through December 31, 1994. The remaining balance of the one-time costs will be amortized over 26 months. The components of the severance and VERP costs and the amount deferred are as follows:

                                                     SFAS         SFAS
(DOLLARS IN THOUSANDS)                              NO. 88       NO. 106     SEVERANCE           TOTAL
========================================================================================================
Curtailment Loss  . . . . . . . . . . . . . .      $  1,042    $   5,457      $     --          $  6,499
Recognition of Transition Obligation  . . . .            --       17,268            --            17,268
Special Retirement Benefits . . . . . . . . .        28,198        6,566            --            34,764
Enhanced Severance  . . . . . . . . . . . . .            --           --         4,891             4,891
- --------------------------------------------------------------------------------------------------------
Total VERP and Severance Costs  . . . . . . .      $ 29,240    $  29,291      $  4,891            63,422
- --------------------------------------------------------------------------------------------------------
Deferred as a Regulatory Asset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (48,903)
- --------------------------------------------------------------------------------------------------------
Postemployment Costs
  Recognized as Restructuring in 1994 . . . . . . . . . . . . . . . . . . . . . . . . . .         14,519
Consulting Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,750
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,766
- --------------------------------------------------------------------------------------------------------
1994 Restructuring Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 21,035
========================================================================================================

   The restructuring charges reflected above, include only costs that were actually incurred in 1994.

PENSION PLAN

   All eligible employees of the Company are covered by a non-contributory defined benefit pension plan. Under the plan, retirement benefits are primarily a function of both the years of service and the highest average monthly compensation for 60 consecutive months out of the last 120 months of service.

   It is the Company's policy to fund the plan on a current basis to comply with the minimum required contributions under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

   Net periodic pension cost is computed in accordance with provisions of SFAS No. 87, "Employers' Accounting for Pensions," and is recorded in the accompanying Consolidated Statements of Income as Other operation.

   In determining the projected benefit obligation, the weighted average discount rate used was 8.25%, 7.25% and 8.5% for 1994, 1993 and 1992, respectively. The assumed rate of increase in future salary levels was 4.5% in 1994 and 1993 and 5.5% in 1992. The expected long-term rate of return on assets used in determining net periodic pension cost was 9.0% for the reported periods.

   The plan's assets consist primarily of U. S. Government securities, listed common stocks and corporate debt.

   Net periodic pension costs for 1994, 1993 and 1992 included the following:

(DOLLARS IN THOUSANDS)                                        1994                  1993                  1992
================================================================================================================
Service costs-benefits earned during year . . . . . . . .  $   7,824             $   7,630             $   7,266
Interest cost on projected benefit obligation . . . . . .     17,851                14,557                13,657
Return on plan assets . . . . . . . . . . . . . . . . . .    (17,510)              (15,697)              (14,761)
Net amortization and deferral . . . . . . . . . . . . . .     (1,263)               (1,263)               (1,263)
Amortization of unrecognized prior service cost . . . . .      1,489                   671                   671
- ----------------------------------------------------------------------------------------------------------------
  Net periodic pension cost   . . . . . . . . . . . . . .  $   8,391             $   5,898             $   5,570
================================================================================================================

  The following table sets forth the plan's funded status at December 31, 1994, 1993 and 1992:

(DOLLARS IN THOUSANDS)                                        1994                  1993                  1992
================================================================================================================
Projected benefit obligation:
  Vested benefits   . . . . . . . . . . . . . . . . . . .  $(208,438)            $(140,958)            $(113,072)
  Nonvested benefits  . . . . . . . . . . . . . . . . . .    (14,664)              (21,435)              (17,709)
- ----------------------------------------------------------------------------------------------------------------
  Accumulated benefit obligation  . . . . . . . . . . . .   (223,102)             (162,393)             (130,781)
  Effect of future compensation levels  . . . . . . . . .    (29,425)              (51,196)              (47,632)
- ----------------------------------------------------------------------------------------------------------------
Projected benefit obligation  . . . . . . . . . . . . . .   (252,527)             (213,589)             (178,413)
Plan's assets at fair value . . . . . . . . . . . . . . .    177,045               194,501               176,891
- ----------------------------------------------------------------------------------------------------------------
Plan's assets less than projected benefit obligation  . .    (75,482)              (19,088)               (1,522)
Unrecognized prior service cost . . . . . . . . . . . . .     43,250                 7,942                 8,613
Unrecognized net asset from application of SFAS No. 87  .     (8,842)              (10,106)              (11,369)
Unrecognized net (gain) loss  . . . . . . . . . . . . . .       (900)               14,448                   281
- ----------------------------------------------------------------------------------------------------------------
Accrued pension liability . . . . . . . . . . . . . . . .  $ (41,974)            $  (6,804)            $  (3,997)
================================================================================================================

POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

  In addition to providing pension benefits, the Company provides certain medical and life insurance benefits for retired members ("postretirement benefits"). Employees retiring from the Company on or after attaining age 55 who have met certain length of service requirements are entitled to these benefits. The benefits are subject to deductibles, co-payment provisions and other limitations. Prior to January 1, 1993, the costs of retiree medical and life insurance benefits were recognized as expense when claims were paid ("pay-as-you-go"). Pay-as-you-go costs totaled approximately $4,621,000, $3,804,000 and $3,443,000 for 1994, 1993 and 1992, respectively.

  The Company adopted the provisions of SFAS No. 106 beginning January 1, 1993. This standard requires that employers accrue the cost of postretirement benefits during the active service periods of employees until the date they attain full eligibility for the benefits.

  During 1993, OG&E expensed "pay-as-you-go" postretirement benefits and recorded a deferral for the difference between pay-as-you-go and SFAS No. 106 requirements. The February 25, 1994, Oklahoma Commission rate order directed OG&E to recover postretirement benefit costs following the pay-as-you-go method and to defer the incremental cost associated with accrual recognition of SFAS No. 106 related costs following a "phase-in" plan. Accordingly, OG&E recorded a regulatory asset for the difference between the amounts using the pay-as-you-go method (adjusted for the phase-in plan) and those required by SFAS No. 106.

  A decision was made in the second quarter of 1994 to discontinue deferral of the differential and to charge to expense $8.4 million of postretirement benefits that had been recorded as a regulatory asset. Although OG&E continues to believe that it could have recovered these costs in future rate proceedings before the Oklahoma Commission, OG&E decided to recognize these expenses currently, due to its strategy to reduce its cost-structure, which minimizes future revenue requirements. OG&E expects to continue charging to expense the SFAS No. 106 costs and to include an annual amount as a component of cost-of-service in future ratemaking proceedings.

  Net postretirement benefit expense for the years ended December 31, 1994 and December 31, 1993, included the following components:

(DOLLARS IN THOUSANDS)                                                 1994             1993
==============================================================================================
Service cost. . . . . . . . . . . . . . . . . . . . . . . . .       $   2,714        $   2,812
Interest cost . . . . . . . . . . . . . . . . . . . . . . . .           5,978            6,158
Net amortization  . . . . . . . . . . . . . . . . . . . . . .           3,549            3,687
Net amount capitalized or deferred  . . . . . . . . . . . . .          (4,557)          (8,853)
   Discontinued deferral of regulatory asset  . . . . . . . .           8,359               --
- ----------------------------------------------------------------------------------------------
   Net postretirement benefit expense . . . . . . . . . . . .       $  16,043        $   3,804
==============================================================================================

   The discount rate used in determining the accumulated postretirement benefit obligation was 8.25%, 7.25% and 8.5% for December 31, 1994, December 31, 1993 and January 1, 1993, respectively. The rate of increase in future compensation levels used in measuring the life insurance accumulated postretirement benefit obligation was 4.5% for December 31, 1994 and December 31, 1993 and 5.5% for January 1, 1993. A 12.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate is assumed to decrease gradually to 4.5% by the year 2006 and remain at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 31, 1994 by approximately $7.3 million, and the aggregate of the service and interest cost components of net postretirement health care cost for 1994 by approximately $1.0 million.

   The following table sets forth the funded status of the postretirement benefits and amounts recognized in the Company's Consolidated Balance Sheets as of December 31, 1994 and December 31, 1993:

(DOLLARS IN THOUSANDS)                                        DEC 31, 1994       DEC 31, 1993        JAN 1, 1993
================================================================================================================
Accumulated postretirement benefit obligation:
  Retirees . . . . . . . . . . . . . . . . . . . . . . . .   $   (81,688)         $ (42,891)         $  (45,152)
  Actives eligible to retire . . . . . . . . . . . . . . .        (2,716)           (17,479)            (15,341)
  Actives not yet eligible to retire . . . . . . . . . . .        (7,870)           (15,622)            (13,241)
- ----------------------------------------------------------------------------------------------------------------
    Total  . . . . . . . . . . . . . . . . . . . . . . . .       (92,274)           (75,992)            (73,734)
Plan assets at fair value  . . . . . . . . . . . . . . . .        17,279                 --                  --
- ----------------------------------------------------------------------------------------------------------------
Funded status  . . . . . . . . . . . . . . . . . . . . . .       (74,995)           (75,992)            (73,734)
Unrecognized transition obligation . . . . . . . . . . . .        49,483             70,047              73,734
Unrecognized net actuarial gain  . . . . . . . . . . . . .        (2,930)            (2,908)                 --
- ----------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation  . . . . . . . .   $   (28,442)         $  (8,853)         $       --
================================================================================================================

POSTEMPLOYMENT BENEFITS

   In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires the accrual of the estimated cost of benefits provided to former or inactive employees after employment but before retirement. The Company adopted this new standard effective January 1, 1994, recording $4.7 million of postemployment benefits cost for the year.

- --------------------------------------------------------------------------------
8. REPORT OF BUSINESS SEGMENTS

   The Company's electric utility segment is an operating public utility engaged in the generation, transmission, distribution and sale of electric energy. The non-utility subsidiary segment is engaged in the gathering and transmission of natural gas, and through its subsidiaries, is engaged in the processing of natural gas and the marketing of natural gas liquids, in the buying and selling of natural gas to third parties, and in the exploration for and production of natural gas and related products.

(DOLLARS IN THOUSANDS)                                                      1994              1993              1992
======================================================================================================================
Operating Information:
   Operating Revenues
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $ 1,196,898       $ 1,282,816        $1,193,993
    Non-utility subsidiary  . . . . . . . . . . . . . . . . . . . .        203,079           219,376           189,574
    Intersegment revenues (A) . . . . . . . . . . . . . . . . . . .        (44,809)          (54,940)          (68,583)
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 1,355,168       $ 1,447,252        $1,314,984
======================================================================================================================
   Pre-tax Operating Income
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $   248,827       $   238,761        $  206,350
    Non-utility subsidiary. . . . . . . . . . . . . . . . . . . . .         23,710            28,531            30,860
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   272,537       $   267,292        $  237,210
======================================================================================================================
   Net Income
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $   113,795       $   104,730        $   88,293
    Non-utility subsidiary  . . . . . . . . . . . . . . . . . . . .          9,990             9,547            11,419
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   123,785       $   114,277        $   99,712
======================================================================================================================
Investment Information:
   Identifiable Assets as of December 31
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $ 2,471,902       $ 2,443,651        $2,358,661
    Non-utility subsidiary  . . . . . . . . . . . . . . . . . . . .        310,727           287,773           231,422
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 2,782,629       $ 2,731,424        $2,590,083
======================================================================================================================
Other Information:
   Depreciation
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $   107,239       $   104,343        $  100,531
    Non-utility subsidiary  . . . . . . . . . . . . . . . . . . . .         19,138            15,200            10,169
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   126,377       $   119,543        $  110,700
======================================================================================================================
   Construction Expenditures
    Electric utility  . . . . . . . . . . . . . . . . . . . . . . .    $   104,256       $   105,746        $  109,650
    Non-utility subsidiary  . . . . . . . . . . . . . . . . . . . .         45,634            22,396            30,601
- ----------------------------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   149,890       $   128,142        $  140,251
======================================================================================================================

(A) Intersegment revenues are recorded at prices comparable to those of unaffiliated customers and are affected by regulatory considerations.

- --------------------------------------------------------------------------------
9. COMMITMENTS AND CONTINGENCIES

   The Company has entered into purchase commitments in connection with its construction program and the purchase of necessary fuel supplies of coal and natural gas for its generating units. The Company's construction expenditures for 1995 are estimated at $89 million.

   The Company acquires natural gas for boiler fuel under 738 individual contracts, some of which contain provisions allowing the owners to require prepayments for gas if certain minimum quantities are not taken. At December 31, 1994, 1993 and 1992, outstanding prepayments for gas, including the amounts classified as current assets, under these contracts were approximately $10,879,000, $22,165,000 and $24,543,000, respectively. The Company may be required to make additional prepayments in subsequent years. The Company expects to recover these prepayments as fuel costs if unable to take the gas prior to the expiration of the contracts.

   At December 31, 1994, the Company held non-cancelable operating leases covering approximately 1,500 coal hopper railcars. Rental payments are charged to fuel expense and recovered through the Company's tariffs and automatic fuel adjustment clauses. The leases have purchase and renewal options. Future minimum lease payments due under the railcar leases, assuming the leases are renewed under the renewal option are as follows:

(dollars in thousands)
1995  . . . . . . . .        $ 5,530             1998   . . . . . . . . . .          $   5,214
1996  . . . . . . . .          5,425             1999   . . . . . . . . . .              5,108
1997  . . . . . . . .          5,319             2000 and beyond  . . . . .            110,012
                                                                                     ---------
      Total Minimum Lease Payments  . . . . . . . . . . . . . . . . . . . .          $ 136,608
                                                                                     =========

   Rental payments under operating leases were approximately $5.6 million in 1994, $4.9 million in 1993 and $3.6 million in 1992.

   OG&E is required to maintain the railcars it has under lease to transport coal from Wyoming and has entered into an agreement with Railcar Maintenance Company, a non-affiliated company, to furnish this maintenance.

   The Company has entered into an agreement with an unrelated third party to develop a natural gas storage facility. Pursuant to that agreement, the Company made cash advances to the developer amounting to approximately $38.8 million, as of December 31, 1994, which is included in Prepayments and other on the accompanying Consolidated Balance Sheets. Upon completion of the storage facility, it is anticipated that the developer will obtain alternative financing for the project and repay the cash advances. OG&E will utilize the facility on a fee basis.

   The Company has entered into agreements with four qualifying cogeneration facilities having initial terms of 3 to 32 years. These contracts were entered into pursuant to the Public Utility Regulatory Policy Act of 1978 ("PURPA"). Stated generally, PURPA and the regulations thereunder promulgated by FERC require the Company to purchase power generated in a manufacturing process from a qualified cogeneration facility ("QF"). The rate for such power to be paid by the Company was approved by the Oklahoma Commission. The rate generally consists of two components: one is a rate for actual electricity purchased from the QF by the Company; the other is a capacity charge which the Company must pay the QF for having the capacity available. However, if no electrical power is made available to the Company for a period of time (generally three months), the Company's obligation to pay the capacity charge is suspended. The total cost of cogeneration payments is currently recoverable in rates from Oklahoma customers.

   During 1994, 1993 and 1992, OG&E made total payments to cogenerators of approximately $210.3 million, $213.0 million and $179.4 million, of which $173.2 million, $165.5 million and $101.6million, respectively, represented capacity payments. All payments for purchased power, including cogeneration, are included in the Consolidated Statements of Income as Purchased power. The future minimum capacity payments under the contracts for the next five years are approximately: 1995 - $174 million, 1996 - $175 million, 1997 - $176 million, 1998 - $184million and 1999 - $189 million.

   Approximately $7.4 million of the Company's construction expenditures budgeted for 1995 are to comply with environmental laws and regulations.

   The Company continues to explore options to comply with the Clean Air Act Amendments of 1990 ("CAAA"). Since all of OG&E's coal-fired generating units currently burn low-sulfur coal, OG&E will not need to take any steps to comply with the new sulfur dioxide emission limits until January 1, 2000. In compliance with Title IV of the CAAA, the Company has completed installation of continuous emission monitors ("CEMs") on each of its five coal-fired generating units and three of its 12 gas-fired generating units. Expenditures on CEMs in 1994 totaled approximately $6million. The Environmental Protection Agency ("EPA") established a time extension for installation of CEMs on gas-fired units which allowed the Company to defer CEM installation on the remaining nine units subject to the requirements of Title IV. Completion of this project is expected to cost approximately $1million during 1995. The CAAA Title V operating permits are expected to cost approximately $400,000 in 1995.

   The CAAA will also regulate emissions of nitrogen oxides and certain air toxic compounds. Although final regulations concerning all of these issues have not been written, additional capital expenditures may be necessary in future years. The Company will continue to examine all alternatives to comply with the CAAA as part of its Integrated Resource Planning process. This planning approach will assure the Company employs the least cost option to comply with the CAAA and be in a competitive position to market its services.

   The Company is a party to three separate actions brought by the EPA concerning cleanup of disposal sites for hazardous waste. The Company was not the owner or operator of those sites. Rather, the Company along with many others, shipped materials to the owners or operators of the sites who failed to dispose of the materials in an appropriate manner. The Company has calculated that its portion of total waste disposed at the sites is relatively minor. The cost of complying with the EPA sanctions at these sites is difficult to estimate. However, based on the relative percentage attributed to the Company and other considerations, management believes the ultimate outcome of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

   In 1992, OG&E began a voluntary review of information contained in the annual report required under the Toxic Substance Control Act ("TSCA") for 1991. The initial result of the review revealed some discrepancies in operating practices and documentation. The EPA was notified of these initial discrepancies in December 1992. Because it was suspected that additional discrepancies might be discovered during the continuing review/audit, OG&E reached an agreement on January 12, 1993, with the EPA, Region VI, concerning the notification and reporting requirements of any newly discovered discrepancies.

   After further investigation, OG&E reported in September 1993 numerous additional discrepancies to the EPA, Region VI. Many of the discrepancies could be deemed violations of the regulations under TSCA. Under the TSCA regulations, the EPA has the authority to assess a maximum fine of up to $25,000 per day, and to treat each day of violation as the basis for a separate fine. OG&E has taken and is taking corrective action to remedy the discrepancies.

   The position of the EPA and OG&E is that they are currently in pre-settlement negotiations. Since this matter is currently being negotiated, OG&E does not know the amount of fines that the EPA may seek. The amount of the fine is dependent upon numerous interpretative issues under the TSCA regulations and potentially could be significant to the Company's results of operations. However, at the present time, the Company does not expect that the amount of the fine will have a material effect on its results of operations based primarily on having voluntarily reported the discrepancies to the EPA coupled with the Company's efforts to remedy the discrepancies and the lack of releases into the environment or harm to individuals.

   In the normal course of business, other lawsuits, claims, environmental actions, and other governmental proceedings arise against the Company. Management, after consultation with legal counsel, does not anticipate that liabilities arising out of other currently pending or threatened lawsuits and claims will have a material adverse effect on the Company's consolidated financial position or results of operations.

- --------------------------------------------------------------------------------
10. RATE MATTERS AND REGULATION

   On February 25, 1994, the Oklahoma Commission issued an order that, among other things, lowered OG&E's rates to its Oklahoma retail customers by approximately $14 million annually (based on a test year ended June 30, 1991) and required OG&E to refund approximately $41.3 million. The $14 million annual reduction in rates was expected to lower OG&E's rates to its Oklahoma customers by approximately $17 million annually. With respect to the $41.3 million refund, $39.1 million was associated with revenues prior to January 1, 1994, while the remaining $2.2 million related to 1994.

   During the first half of 1992 the Company participated in settlement negotiations and offered a proposed refund and a reduction in rates in an effort to reach settlement and conclude the proceedings. As a result, the Company recorded an $18million provision for a potential refund in 1992. After receiving the February 25, 1994 order, the Company recorded an additional provision for rate refund of approximately $21.1million in 1993, (consisting of a $14.9 million reduction in revenue and $6.2 million in interest) which reduced net income by some $13 million or $0.32 per share.

   Enogex transports natural gas to OG&E for use at its gas-fired generating units and performs related gas gathering activities for OG&E. The entire $41.3 million refund relates to the Oklahoma Commission's disallowance of a portion of the fees paid by OG&E to Enogex for such services in the past. Of the approximately $17million annual rate reduction, approximately $9.9 million reflects the Oklahoma Commission's reduction of the amount to be recovered by OG&E from its Oklahoma customers for the future performance of such services by Enogex.

   As discussed in Note 7 of Notes to Consolidated Financial Statements, during the third quarter of 1994, the Company incurred $63.4 million of costs related to the Voluntary Early Retirement Package ("VERP") and enhanced severance package. Pending an Oklahoma Commission order, OG&E deferred these costs; however, between August 1, and December 31, 1994, the amount deferred was reduced by approximately $14.5 million. In response to an application filed by OG&E on August 9, 1994, the Oklahoma Commission issued an order on October 26, 1994, that permitted the Company to amortize the December 31, 1994, regulatory asset of $48.9 million over 26 months and reduced OG&E's electric rates by approximately $15 million annually, effective January 1995. The Company anticipates that labor savings from the VERP and severance package will substantially offset the amortization of the regulatory asset and annual rate reduction of $15 million.

   The components of Deferred Charges - Other, on the Consolidated Balance Sheets included the following, as of December 31:

(DOLLARS IN THOUSANDS)                                                      1994              1993              1992
======================================================================================================================
Regulatory asset (restructuring)  . . . . . . . . . . . . . . . . .    $    48,903       $        --        $       --
Unamortized debt expense  . . . . . . . . . . . . . . . . . . . . .         12,871            14,146            15,462
Enogex gas sales contracts  . . . . . . . . . . . . . . . . . . . .         12,690                --                --
Unamortized loss on reacquired debt . . . . . . . . . . . . . . . .          5,487             5,711             5,935
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .         12,391            24,398            16,330
- ----------------------------------------------------------------------------------------------------------------------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    92,342       $    44,255        $   37,727
======================================================================================================================

   Regulatory Assets and Liabilities consisted of the following as of December 31:

(DOLLARS IN THOUSANDS)                                                      1994              1993              1992
======================================================================================================================
Regulatory Assets:
   Income Taxes Recoverable from Customers  . . . . . . . . . . . .    $   151,086       $   161,346        $   44,387
   Workforce Reduction  . . . . . . . . . . . . . . . . . . . . . .         48,903                --                --
   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .          2,214            12,090             5,453
- ----------------------------------------------------------------------------------------------------------------------
    Total Regulatory Assets   . . . . . . . . . . . . . . . . . . .        202,203           173,436            49,840
Regulatory Liabilities:
   Income Taxes Refundable to Customers . . . . . . . . . . . . . .       (103,840)         (113,753)          (44,387)
   Gain on Disposition of Allowances  . . . . . . . . . . . . . . .           (187)              (79)               --
- ----------------------------------------------------------------------------------------------------------------------
Net Regulatory Assets . . . . . . . . . . . . . . . . . . . . . . .    $    98,176       $    59,604        $    5,453
======================================================================================================================

   While the Company does not expect to cease meeting the criteria for application of SFAS No. 71 in the foreseeable future, if the Company were required to discontinue the application of SFAS No. 71 for some or all of its operations, it would result in writing off the related regulatory assets; the financial effects of which could be significant.

- --------------------------------------------------------------------------------
11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS AND CUSTOMER DEPOSITS

   The fair value of cash and cash equivalents and customer deposits approximate the carrying amount due to their short maturity.

CAPITALIZATION

   The fair value of Long-term Debt and Preferred Stocks is estimated based on quoted market prices and management's estimate of current rates available for similar issues. The fair value of the Enogex Notes is based on management's estimate of current rates available for similar issues with the same remaining maturities.

Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                                   1994                     1993                     1992
                                            ------------------      --------------------     -------------------
                                            CARRYING      FAIR      CARRYING        FAIR     CARRYING       FAIR
(DOLLARS IN THOUSANDS)                       AMOUNT      VALUE       AMOUNT        VALUE      AMOUNT       VALUE
=================================================================================================================
ASSETS:
  CASH AND CASH EQUIVALENTS   . . . . .   $   2,455   $    2,455   $   6,593   $   6,593   $   11,316   $  11,316
=================================================================================================================
LIABILITIES:
  CUSTOMER DEPOSITS . . . . . . . . . .   $  20,904   $   20,904   $  19,353   $  19,353   $   17,891   $  17,891
=================================================================================================================
CAPITALIZATION:
  First Mortgage Bonds  . . . . . . . .   $ 716,967   $  710,523   $ 716,610   $ 749,684   $  731,254   $ 740,755
  Industrial Trust Bonds  . . . . . . .      32,050       32,044      32,400      32,604       32,700      32,746
  Enogex Inc. Notes   . . . . . . . . .       6,900        6,900      90,000     100,486       90,000      95,715
  Preferred Stock:
   4% Series through 5.34% Series--
    838,663 Shares outstanding  . . . .      49,973       27,442      49,973      34,523       49,973      31,332
- -----------------------------------------------------------------------------------------------------------------
   Total  . . . . . . . . . . . . . . .   $ 805,890   $  776,909   $ 888,983   $ 917,297   $  903,927   $ 900,548
=================================================================================================================

   On January 1, 1994, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," became effective. This did not have a material adverse impact on the Company's consolidated financial position or results of operations.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREOWNERS OF
OKLAHOMA GAS AND ELECTRIC COMPANY:

   We have audited the accompanying consolidated balance sheets and statements of capitalization of Oklahoma Gas and Electric Company (an Oklahoma corporation) and its subsidiaries as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oklahoma Gas and Electric Company and its subsidiaries as of December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
January 26, 1995


REPORT OF MANAGEMENT

TO OUR SHAREOWNERS:

   The management of Oklahoma Gas and Electric Company and its subsidiaries has prepared, and is responsible for the integrity and objectivity of the financial and operating information contained in this Annual Report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include certain amounts that are based on the best estimates and judgments of management.

   To meet its responsibility for the reliability of the consolidated financial statements and related financial data, the Company's management has established and maintains an internal control structure. This structure provides management with reasonable assurance in a cost-effective manner that, among other things, assets are properly safeguarded and transactions are executed and recorded in accordance with its authorizations so as to permit preparation of financial statements in accordance with generally accepted accounting principles. The Company's internal auditors assess the effectiveness of this internal control structure and recommend possible improvements thereto on an ongoing basis.

   The Company maintains high standards in selecting, training and developing its members. This, combined with Company policies and procedures, provides reasonable assurance that operations are conducted in conformity with applicable laws and with its commitment to the highest standards of business conduct.

INTERIM CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

   In the opinion of the Company, the following quarterly information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results of operations for such periods:

QUARTER ENDED (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)    DEC 31        SEP 30        JUN 30        MAR 31
===============================================================================================================
Operating revenues  . . . . . . . . . . .         1994     $  281,388     $ 443,173     $ 346,623     $ 283,984
                                                  1993        301,392       500,639       341,799       303,422
                                                  1992        304,093       443,327       306,341       261,223
- ---------------------------------------------------------------------------------------------------------------
Operating income    . . . . . . . . . . .         1994     $   23,792     $ 105,563     $  50,427     $  20,684
                                                  1993         18,899       111,576        39,457        25,221
                                                  1992         32,043        94,319        36,072        14,570
- ---------------------------------------------------------------------------------------------------------------
Net income (loss) . . . . . . . . . . . .         1994     $    4,952     $  86,251     $  31,082     $   1,500
                                                  1993         (3,619)       90,810        20,396         6,690
                                                  1992         10,629        76,035        17,015        (3,967)
- ---------------------------------------------------------------------------------------------------------------
Earnings (loss) available for common  . .         1994     $    4,372     $  85,672     $  30,503     $     921
                                                  1993         (4,199)       90,231        19,817         6,111
                                                  1992         10,050        75,456        16,436        (4,547)
- ---------------------------------------------------------------------------------------------------------------
Earnings (loss) per average common share          1994     $     0.11     $    2.12     $    0.76     $    0.02
                                                  1993          (0.10)         2.24          0.49          0.15
                                                  1992           0.25          1.87          0.41         (0.11)
- ---------------------------------------------------------------------------------------------------------------

HISTORICAL DATA

                                                                                  1994           1993            1992
========================================================================================================================
SELECTED FINANCIAL DATA (dollars in thousands except per share data)
   Operating revenues . . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,355,168      $ 1,447,252     $ 1,314,984
   Operating expenses . . . . . . . . . . . . . . . . . . . . . . . . .       1,154,702        1,252,099       1,137,980
- ------------------------------------------------------------------------------------------------------------------------
   Operating income . . . . . . . . . . . . . . . . . . . . . . . . . .         200,466          195,153         177,004
   Other income and deductions  . . . . . . . . . . . . . . . . . . . .          (2,167)          (1,301)           (567)
   Interest charges . . . . . . . . . . . . . . . . . . . . . . . . . .          74,514           79,575          76,725
- ------------------------------------------------------------------------------------------------------------------------
   Cumulative effect of accounting change:
    Accrual of unbilled revenues, net . . . . . . . . . . . . . . . . .              --               --              --
   Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         123,785          114,277          99,712
   Preferred dividend requirements  . . . . . . . . . . . . . . . . . .           2,317            2,317           2,317
- ------------------------------------------------------------------------------------------------------------------------
   Earnings available for common  . . . . . . . . . . . . . . . . . . .     $   121,468      $   111,960     $    97,395
========================================================================================================================
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   730,567      $   838,660     $   838,654
   Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 2,782,629      $ 2,731,424     $ 2,590,083
   Earnings per average common share  . . . . . . . . . . . . . . . . .     $      3.01      $      2.78     $      2.42
- ------------------------------------------------------------------------------------------------------------------------
COMMON STOCK STATISTICS
   Dividends declared per share . . . . . . . . . . . . . . . . . . . .     $      2.66      $      2.66     $      2.66
   Dividends paid per share . . . . . . . . . . . . . . . . . . . . . .     $      2.66      $      2.66     $      2.66
   Allowance for funds used during construction per average share,
    net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      0.03      $      0.01     $      0.02
   Book value . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     22.83      $     22.48     $     22.35
   Market price . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        33 1/8  $        37     $        34 1/8
   Price/Earnings ratio . . . . . . . . . . . . . . . . . . . . . . . .            11.0             13.3            14.1
   Average shares outstanding (thousands) . . . . . . . . . . . . . . .          40,344           40,328          40,310
   Actual shares outstanding (thousands)  . . . . . . . . . . . . . . .          40,354           40,346          40,329
   Number of shareowners  . . . . . . . . . . . . . . . . . . . . . . .          44,464           36,201          37,081
- ------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION RATIOS
   Common equity  . . . . . . . . . . . . . . . . . . . . . . . . . . .           54.13%           50.51%          50.36%
   Cumulative preferred stock . . . . . . . . . . . . . . . . . . . . .            2.94%            2.78%           2.79%
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . .           42.93%           46.71%          46.85%
- ------------------------------------------------------------------------------------------------------------------------
INTEREST COVERAGES
   Before federal income taxes (including AFUDC)  . . . . . . . . . . .            3.59X            3.32X           3.05X
                               (excluding AFUDC)  . . . . . . . . . . .            3.58X            3.32X           3.04X
   After federal income taxes  (including AFUDC)  . . . . . . . . . . .            2.64X            2.43X           2.29X
                               (excluding AFUDC)  . . . . . . . . . . .            2.62X            2.42X           2.28X
- ------------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS STATISTICS
   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         669,705          658,713         652,187
   Kwh sales (millions) . . . . . . . . . . . . . . . . . . . . . . . .          21,199           23,306          23,378
   Generating capability (mw):
    Year end  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,637            5,637           5,653
    Time of peak  . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,637            5,653           5,655
   Peak demand (mw) . . . . . . . . . . . . . . . . . . . . . . . . . .           5,060            5,010           4,550
   Fuel:
    Mix (kwh generated):
      Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28%              30%             30%
      Coal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              72%              70%             70%
    Cost per million Btu:
      Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      3.58      $      3.64     $      3.48
      Coal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      0.78      $      1.16     $      1.18
      Weighted Average  . . . . . . . . . . . . . . . . . . . . . . . .     $      1.58      $      1.92     $      1.88
   Construction expenditures (thousands)  . . . . . . . . . . . . . . .     $   149,890      $   128,142     $   140,251
   Average residential customer sales (annual):
    Revenue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    828.86      $    861.72     $    779.21
    Usage (kwh)   . . . . . . . . . . . . . . . . . . . . . . . . . . .          11,724           11,688          10,664
    Price per kwh   . . . . . . . . . . . . . . . . . . . . . . . . . .            7.07c.           7.37c.          7.31c.
- ------------------------------------------------------------------------------------------------------------------------

*The cumulative effect of accounting change increased 1987 earnings by $0.25 per share.

     1991           1990            1989             1988
============================================================

$  1,314,770    $ 1,230,769      $1,141,319      $ 1,098,157
   1,103,683      1,019,510         940,766          890,398
- ------------------------------------------------------------
     211,087        211,259         200,553          207,759
        (471)          (263)          2,477              230
      76,700         71,798          73,592           70,150
- ------------------------------------------------------------

          --             --              --               --
     133,916        139,198         129,438          137,839
       2,317          2,467           2,518            2,518
- ------------------------------------------------------------
$    131,599    $   136,731      $  126,920      $   135,321
============================================================
$    853,597    $   853,540      $  854,319      $   861,255
$  2,566,089    $ 2,522,907      $2,524,254      $ 2,521,145
$       3.27    $      3.38      $     3.05      $      3.20
- ------------------------------------------------------------

$       2.60    $      2.50 1/2  $     2.40 1/2  $      2.30 1/2
$       2.58    $      2.48      $     2.38      $      2.28
$       0.07    $      0.09      $     0.09      $      0.06
$      22.59    $     21.92      $    21.28      $     21.01
$         44    $        39      $       39      $        32 3/4
        13.5           11.5            12.6             10.2
      40,298         40,405          41,648           42,332
      40,310         40,298          41,100           42,318
      37,086         38,617          40,579           42,753
- ------------------------------------------------------------

       50.20%         49.44%          49.03%           49.24%
        2.75%          2.80%           3.08%            3.05%
       47.05%         47.76%          47.89%           47.71%
- ------------------------------------------------------------

        3.66X          3.91X           3.56X            3.72X
        3.63X          3.87X           3.50X            3.66X
        2.70X          2.84X           2.69X            2.86X
        2.66X          2.79X           2.63X            2.81X
- ------------------------------------------------------------

     645,955        641,994         638,558          636,036
      22,082         20,424          19,508           19,214

       5,655          5,691           5,703            5,703
       5,628          5,703           5,703            5,703
       4,680          4,810           4,560            4,690


          39%            41%             45%              45%
          61%            59%             55%              55%

$       3.14    $      3.06      $     2.97      $      2.75
$       1.21    $      1.38      $     1.39      $      1.52
$       1.96    $      2.08      $     2.11      $      2.08
$    115,342    $   113,687      $  113,348      $    91,056

$     828.26    $    777.54      $   716.44      $    715.46
      11,587         11,501          10,916           11,194
        7.15c.         6.76c.          6.56c.           6.39c.
- ------------------------------------------------------------


      1987            1986            1985           1984
===============================================================

 $ 1,064,521      $ 1,090,872     $  1,084,810      $ 1,028,537
     877,112          899,483          927,547          875,835
- ---------------------------------------------------------------
     187,409          191,389          157,263          152,702
         673            2,281           10,289           17,581
      74,093           67,402           58,998           57,015
- ---------------------------------------------------------------

      10,623               --               --             --
     124,612          126,268          108,554          113,268
       2,518            7,217           11,916           11,916
- ---------------------------------------------------------------
 $   122,094      $   119,051     $     96,638      $   101,352
===============================================================
 $   799,278      $   836,522     $    733,696      $   733,707
 $ 2,455,292      $ 2,500,460     $  2,276,143      $ 2,201,553
 $      2.85*     $      2.75     $       2.30      $      2.47
- ---------------------------------------------------------------

 $      2.20 1/2  $      2.10 1/2 $       2.02      $      1.94
 $      2.18      $      2.08     $       2.00      $      1.92
 $      0.04      $      0.05     $       0.28      $      0.49
 $     20.11      $     20.43     $      18.89      $     18.52
 $        29 1/4  $        34 1/2 $         27 3/8  $        22 3/4
        10.1             13.2             12.0              9.3
      42,887           43,300           41,954           41,052
      42,340           45,541           42,313           41,478
      44,491           46,623           53,234           55,178
- ---------------------------------------------------------------

       49.92%           51.07%           47.21%           46.22%
        3.22%            3.02%            9.45%            9.63%
       46.86%           45.91%           43.34%           44.15%
- ---------------------------------------------------------------

        3.73X            4.55X            4.02X            4.03X
        3.69X            4.51X            3.80X            3.66X
        2.62X            2.84X            2.70X            2.73X
        2.59X            2.80X            2.47X            2.36X
- ---------------------------------------------------------------

     634,414          639,333          645,529          640,955
      18,854           18,400           19,544           20,570

       5,703            5,772            5,655            5,656
       5,772            5,655            5,656            5,814
       4,570            4,870            4,670            4,890


          46%              51%              49%              53%
          54%              49%              51%              47%

 $      2.63      $      2.68     $       3.11   $         2.68
 $      1.52      $      1.59     $       1.61   $         1.61
 $      2.04      $      2.15     $       2.35   $         2.18
 $    98,120      $    98,934     $    143,043   $      149,995

 $    707.61      $    732.46     $     705.16   $       658.80
      10,857           10,591           11,097           11,127
        6.50c.           6.92c.           6.35c.           5.92c.
- ---------------------------------------------------------------

*The cumulative effect of accounting change increased 1987 earnings by $0.25 per share.

DIVIDENDS

PREFERRED STOCK
================================================================================
4% Cumulative Preferred--$0.20 quarterly
   Payable 15th of January, April, July, and October
- --------------------------------------------------------------------------------
4.20% Cumulative Preferred--$1.05 quarterly*
- --------------------------------------------------------------------------------
4.24% Cumulative Preferred--$1.06 quarterly*
- --------------------------------------------------------------------------------
4.44% Cumulative Preferred--$1.11 quarterly*
- --------------------------------------------------------------------------------
4.80% Cumulative Preferred--$1.20 quarterly*
- --------------------------------------------------------------------------------
5.34% Cumulative Preferred--$1.33 1/2 quarterly*
- --------------------------------------------------------------------------------
   *Payable 20th of January, April, July, and October
- --------------------------------------------------------------------------------

COMMON STOCK
================================================================================
Common (as declared) quarterly dividends paid in 1994 and 1993 were $0.661/2.

Present rate--$0.661/2 quarterly
Payable 30th of January, April, July, and October


Security Ratings**

                                                  Standard
                                     Moody's     and Poor's
===========================================================
First Mortgage Bonds                    A1          AA -
- -----------------------------------------------------------
Preferred Stock                        "a1"         AA -
- -----------------------------------------------------------
Commercial Paper                       P-1          A-1+
- -----------------------------------------------------------

   ** The ratings of Moody's and Standard and Poor's reflect only the views of such organization and each rating should be evaluated independently of the other. The ratings are not recommendations to purchase, sell or hold a security. There can be no assurance that such ratings will remain in effect for any given period of time or that they will not be revised downward or withdrawn entirely by either or both of such rating agencies if, in the judgment of either or both, circumstances so warrant.

    For further information regarding these ratings, please contact the Secretary of the Company at P.O. Box 321, Oklahoma City, Oklahoma 73101-0321,
(405) 553-3196.

MARKET PRICES

                                                    1994                                         1993
===============================================================================================================
New York Stock Exchange                     High              Low                      High                Low
===============================================================================================================
Common
- ---------------------------------------------------------------------------------------------------------------
   First Quarter                        $  37 1/4        $  33 1/2                $   35 7/8          $  33
- ---------------------------------------------------------------------------------------------------------------
   Second Quarter                          36 1/2           29 3/8                    37 5/8             33 3/4
- ---------------------------------------------------------------------------------------------------------------
   Third Quarter                           34 3/8           29 5/8                    38 5/8             34
- ---------------------------------------------------------------------------------------------------------------
   Fourth Quarter                          34 1/4           32                        38 5/8             32 7/8
- ---------------------------------------------------------------------------------------------------------------
4% Cumulative Preferred
- ---------------------------------------------------------------------------------------------------------------
   First Quarter                        $  14            $  12 1/4                $   14              $  12 1/4
- ---------------------------------------------------------------------------------------------------------------
   Second Quarter                          13 1/2           11 1/2                    14 1/2             12 3/4
- ---------------------------------------------------------------------------------------------------------------
   Third Quarter                           13               10 1/2                    15                 12 5/8
- ---------------------------------------------------------------------------------------------------------------
   Fourth Quarter                          12 1/2            9 3/4                    15 1/2             13
- ---------------------------------------------------------------------------------------------------------------

   Other classes of Preferred Stock are seldom traded, and representative bid-asked quotes are not available.





44